UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. )
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Sterling Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

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To Our Shareholders:
You are cordially invited to attend the 2021 annual meeting of shareholders (the “Annual Meeting”) of Sterling Bancorp, Inc. (“Sterling”), which will be held virtually on Thursday, May 27, 2021, at 1:00 p.m., Eastern Time. There is no physical location for the Annual Meeting.
The attached Notice of Annual Meeting and the attached Proxy Statement describe the business to be transacted at the Annual Meeting. Directors and officers of Sterling, as well as a representative of Crowe LLP, the accounting firm appointed by the Audit Committee of the Board of Directors to be Sterling’s independent registered public accounting firm for the fiscal year ending December 31, 2021, will be present at the Annual Meeting to respond to appropriate questions.
Please complete, sign, date and return the accompanying proxy card promptly or, if you prefer, vote by using the telephone or Internet, whether or not you plan to attend the Annual Meeting. Your vote is important regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person at the Annual Meeting, but it will assure that your vote is counted if you are unable to attend the meeting. If you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder to attend and to vote personally at the Annual Meeting. Examples of appropriate documentation include a broker’s statement, letter or other document confirming your ownership of shares of Sterling common stock.
On behalf of the Board of Directors and the employees of Sterling, we thank you for your continued support and hope to see you at the Annual Meeting.
Sincerely,

Thomas M. O’Brien
Chairman, President and Chief Executive Officer

One Towne Square, Suite 1900
Southfield, Michigan 48076
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 27, 2021
NOTICE IS HEREBY GIVEN that the 2021 annual meeting of shareholders (the “Annual Meeting”) of Sterling Bancorp, Inc., a Michigan corporation (the “Company”), will be held virtually on Thursday, May 27, 2021, at www.virtualshareholdermeeting.com/SBT2021, at 1:00 p.m., Eastern Time. There is no physical location for the Annual Meeting. To attend the Annual Meeting virtually, you will need to have your 16-digit control number that is included on your proxy card. You will not be able to physically attend the meeting in person. The agenda for the Annual Meeting is as follows:
1.	To elect three directors to serve for a three-year term expiring at the 2024 annual meeting of shareholders;
2.	To approve the compensation of our named executive officers for 2020 (an advisory, non-binding “Say on Pay” vote);
3.
To recommend whether the frequency of the advisory, non-binding vote to approve the compensation of our named executive officers should be every year, every two years or every three years (an advisory, non-binding “Say When on Pay” vote);

4.	To ratify the appointment of Crowe LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021; and
5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof, all in accordance with the accompanying proxy statement.
The Board of Directors of the Company (the “Board of Directors”) recommends a vote FOR each of the director nominees named in the accompanying proxy statement, FOR the advisory, non-binding approval of the compensation of our named executive officers for 2020, of “EVERY YEAR” for the advisory, non-binding vote on the frequency of the advisory, non-binding vote to approve the compensation of our named executive officers and FOR the ratification of the appointment of Crowe LLP.
The Board of Directors has fixed March 29, 2021, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting. We are pleased to utilize the virtual shareholder meeting technology (i) to provide ready access and cost savings for our shareholders and the Company and (ii) to promote social distancing pursuant to guidance provided by the Centers for Disease Control and Prevention and the U.S. Securities and Exchange Commission due to the COVID-19 pandemic. The virtual meeting format allows attendance from any location in the world.
We call your attention to the proxy statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the Annual Meeting. Please read it carefully.
If you have questions or comments, please direct them to Sterling Bancorp, Inc., One Towne Square, Suite 1900, Southfield, MI 48076, Attention: General Counsel and Corporate Secretary.
By order of the Board of Directors

Colleen Kimmel
Executive Vice President, General Counsel and Corporate Secretary
Your vote is important. You may vote your shares electronically via the Internet, by using the telephone or, if you prefer the paper copy, please date and sign the accompanying proxy card, indicate your choice with respect to the matters to be voted upon and return it promptly in the accompanying envelope. Note that if your stock is held in more than one name, all owners must sign the proxy card.
Dated:    April 13, 2021

One Towne Square, Suite 1900
Southfield, Michigan 48076
STERLING BANCORP, INC.
2021 PROXY STATEMENT

General Information	1
PROPOSAL NO. 1: ELECTION OF DIRECTORS	3
Corporate Governance	10
Executive Officers	13
Compensation Discussion and Analysis	15
Executive Compensation	24
Potential Payments Upon Termination or Change in Control	33
Change in Control and Severance Payments as of December 31, 2020	34
Director Compensation	36
Certain Relationships and Related Party Transactions	37
PROPOSAL NO. 2: ADVISORY, NON-BINDING VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS FOR 2020	39
PROPOSAL NO. 3: ADVISORY, NON-BINDING VOTE RECOMMENDING THE FREQUENCY OF THE ADVISORY, NON-BINDING VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	40
PROPOSAL NO. 4: RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	41
Audit Committee Report	42
Beneficial Ownership of Common Stock	43
Shareholder Proposals for the 2022 Annual Meeting	46
Other Matters	47
i

PROXY STATEMENT

GENERAL INFORMATION
This proxy statement and the accompanying proxy card are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or “Board”) of Sterling Bancorp, Inc., a Michigan corporation (the “Company”), to be voted at the 2021 annual meeting of shareholders of the Company (the “Annual Meeting”) to be held virtually on Thursday, May 27, 2021, at www.virtualshareholdermeeting.com/SBT2021, at 1:00 p.m., Eastern Time, for the purposes set forth in this proxy statement.
The Board of Directors has fixed the close of business on March 29, 2021 (the “Record Date”), as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement of the Annual Meeting. This proxy statement is being mailed on or about April 13, 2021, to all holders of record of common stock of the Company as of the close of business on the Record Date. This proxy statement and our 2020 annual report (the “2020 Annual Report”) are also available electronically at investors.sterlingbank.com. As of the Record Date, there were 49,866,496 shares of common stock issued and outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.
If the accompanying proxy card is properly executed and returned to the Company, the shares represented by the proxy card will be voted on each matter that properly arises at the Annual Meeting and any adjournment or postponement of the Annual Meeting. Every properly executed proxy card that is received by the Company prior to the closing of the polls at the Annual Meeting will be voted in accordance with the instructions contained therein unless otherwise revoked. Properly executed but unmarked proxy cards received by the Company prior to the closing of the polls at the Annual Meeting, unless otherwise revoked, will be voted FOR each of the director nominees named in this proxy statement, FOR the advisory, non-binding approval of the compensation of our named executive officers for 2020, EVERY YEAR for the advisory, non-binding vote on the frequency of the advisory, non-binding vote to approve the compensation of our named executive officers and FOR the ratification of the appointment of Crowe LLP. If any other business should properly come before the meeting, all properly executed proxies will be voted on such other matters as directed by the Board.
A proxy may be revoked before it is voted at the Annual Meeting by notifying the General Counsel and Corporate Secretary of the Company in writing or at the Annual Meeting prior to the closing of the polls, by submitting a duly executed proxy (including a proxy given over the Internet or by telephone) bearing a later date or by attending the Annual Meeting and voting electronically. All shareholders are encouraged to date and sign the accompanying proxy card, indicate a choice with respect to the matters to be voted upon and return it to the Company.
You will be able to attend the Annual Meeting, vote and submit your questions in advance of and in real-time during the meeting via a live audio webcast by visiting www.virtualshareholdermeeting.com/SBT2021. To participate in the meeting, you must have your 16-digit control number that is shown on your proxy card. If you access the meeting but do not enter your control number, you will be able to listen to the proceedings, but you will not be able to vote or otherwise participate. You should log on to the meeting site at least fifteen minutes prior to the start of the Annual Meeting to provide time to register and download the required software, if needed. We anticipate holding a question-and-answer session following the formal business portion of the meeting, during which shareholders may submit questions to us through the voting site. You will not be able to physically attend the Annual Meeting in person.
Voting via the Internet, Telephone or by Mail
Registered Holders
If you are a “registered holder” (meaning your shares are registered in your name with our transfer agent, Computershare), then you may vote either electronically at the virtual Annual Meeting using your 16-digit control number (included on your proxy card) or by proxy. If you decide to vote by proxy, you may vote via the Internet, by using the telephone or by mail and your shares will be voted at the Annual Meeting in the manner you direct. For those shareholders who wish to vote by mail, such shareholders can complete, sign and return the accompanying proxy card in the prepaid and addressed envelope that accompanied the proxy materials. Internet and telephone voting for shareholders of record will close at 11:59 p.m., Eastern Time, on May 26, 2021. Further instructions for voting via the Internet and telephone are set forth on the accompanying proxy card.

Beneficial Holders
If you are a beneficial owner of shares held in “street name,” you may vote electronically at the Annual Meeting using the 16-digit control number included on your proxy card. Alternatively, you may provide instructions to the nominee that holds your shares to vote by completing, signing and returning the voting instruction form that the nominee provides to you, by using telephone or Internet voting arrangements described on the voting instruction form or other materials that the nominee provides to you or by following any other procedures that the nominee communicates to you.
Quorum, Required Vote, and Related Matters
Quorum. A quorum is present if the number of shares entitled to cast a majority of the votes on a proposal is represented at the Annual Meeting by proxy or in person (by electronic participation). Abstentions and broker non-votes will be counted as present only for the purpose of determining whether a quorum is present.
“Street Name” Accounts. If you hold shares in “street name” with a broker, bank or other custodian, you will receive voting instructions from the holder of record of your shares. In some cases, a broker may be able to vote your shares even if you provide no instructions. However, certain regulations prohibit your broker, bank or other nominee from voting uninstructed shares on a discretionary basis for Proposal Nos. 1, 2 and 3 at the Annual Meeting. Shares for which a broker does not have the authority to vote are recorded as “broker non-votes” and are not counted in the vote by shareholders. Thus, if you hold your shares in street name and you do not instruct your broker on how to vote at the Annual Meeting, votes may not be cast on your behalf for Proposal Nos. 1, 2 and 3.
Proposal No. 1 – Election of Directors. Directors are elected by a plurality of the votes cast by the shares entitled to vote. For this purpose, a “plurality” means that the individuals receiving the largest number of votes are elected as directors. You may vote in favor of the nominees specified on the accompanying proxy card or may withhold your vote as to one or more of such nominees. Shares withheld or not otherwise voted in the election of directors (because of abstention, broker non-vote or otherwise) will have no effect on the election of directors.
Proposal No. 2 – Advisory, Non-Binding Vote to Approve the Compensation of our Named Executive Officers for 2020. The affirmative vote of a majority of the votes cast by the holders of shares entitled to vote, with one vote, in person or by written proxy, for each share entitled to vote, will be considered our shareholders’ approval of the advisory, non-binding resolution approving the compensation of our named executive officers for 2020. Shares withheld or not otherwise voted with respect to this proposal (because of abstention, broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the vote on this proposal.
Proposal No. 3 – Advisory, Non-Binding Vote Recommending the Frequency of the Advisory, Non-Binding Vote on the Compensation of our Named Executive Officers. The affirmative vote of a majority of the votes cast by the holders of shares entitled to vote, with one vote, in person or by written proxy, for each share entitled to vote, will be considered our shareholders’ recommendation of the frequency of holding a shareholder advisory, non-binding vote to approve the compensation of our named executive officers. A shareholder may vote for holding such advisory vote every year, every two years or every three years. If none of these frequency options receives the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote, the frequency receiving the largest number of votes cast will be considered by the Board of Directors to be the frequency recommended by our shareholders. Shares withheld or otherwise not voted with respect to this proposal (because of abstention, broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the vote on this proposal.
Proposal No. 4 – Ratification of the Appointment of the Company’s Independent Registered Public Accounting Firm. The affirmative vote of a majority of the votes cast by the holders of shares entitled to vote, with one vote, in person or by written proxy, for each share entitled to vote, is required for ratification of the appointment of Crowe LLP as our independent registered public accounting firm for 2021. Shares withheld or otherwise not voted with respect to this proposal (because of abstention, broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the vote on this proposal.
Although the votes on Proposal Nos. 2 and 3 are not binding on the Company, the Compensation Committee of the Board of Directors will take your vote on these proposals into consideration when determining the compensation of our named executive officers and the frequency of the advisory, non-binding vote to approve the compensation of our named executive officers in the future. Although the vote on Proposal No. 4 is not binding on the Company, the Audit Committee of the Board of Directors will take your vote on this proposal into consideration when selecting our independent registered public accounting firm in the future.

PROPOSAL NO. 1: ELECTION OF DIRECTORS
The Second Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) and the Amended and Restated Bylaws (the “Bylaws”) of the Company provide for a Board of Directors consisting of a number of members to be determined by a resolution adopted by the affirmative vote of at least 80% of the Board of Directors and a majority of the “Continuing Directors” (as defined in the Articles of Incorporation) divided into three classes of nearly equal size with staggered three-year terms of office. During 2020, the following directors stepped down from their positions on the Board: Mr. Barry Allen, Mr. Peter Sinatra and Ms. Rachel Tronstein. The Board is extremely grateful for their service and wishes them well in their future endeavors. During 2020, the Board appointed Mr. Denny Kim, Mr. Steven Gallotta and Ms. Tracey Dedrick to the Board. Each of these appointments was effective upon the receipt of the applicable regulatory non-objection. Messrs. Kim and Gallotta were appointed to serve until, and were reelected at, the 2020 annual meeting of shareholders, and their terms now expire at the 2023 annual meeting of shareholders. Ms. Dedrick was appointed to serve until, and has been nominated for reelection at, the Annual Meeting. Accordingly, the Board of Directors currently consists of nine members as follows:
Term Expiring in 2021	Term Expiring in 2022	Term Expiring in 2023
Peggy Daitch	Seth Meltzer	Steven Gallotta

Tracey Dedrick	Thomas M. O’Brien	Denny Kim

Lyle Wolberg	Benjamin Wineman	Sandra Seligman
The three directors whose terms expire at the Annual Meeting, Ms. Daitch, Ms. Dedrick and Mr. Wolberg, have been nominated for election to the Board of Directors at the Annual Meeting, each to serve a three-year term expiring at the 2024 annual meeting of shareholders. Unless otherwise directed, the persons named as proxies in the accompanying proxy card will vote for the election of Mses. Daitch and Dedrick and Mr. Wolberg. All nominees are currently directors of the Company. In the event that any of the nominees becomes unavailable, which is not anticipated, the Board of Directors, in its discretion, may reduce the number of directors or designate substitute nominees, in which event all properly executed proxies will be voted for such substitute nominees. Proxies cannot be voted for a greater number of directors than the number of nominees named.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE THREE DIRECTOR NOMINEES
Information about Directors and Nominees
The Company believes that the Board of Directors as a whole should encompass a range of talent, skill, diversity and expertise that enables the Board of Directors to provide sound guidance with respect to the Company’s operations and interests. The following information has been furnished to the Company by the respective directors. Each of them has been engaged in the occupations stated below during the periods indicated, or if no period is indicated, for more than five years.
Nominees Standing for Election
Peggy Daitch, Director. Ms. Daitch has served as a member of our Board of Directors since December 2019. Ms. Daitch brings over 40 years of experience as a highly respected and recognized advertising and marketing executive, innovative thinker and community leader. After leaving General Motors’ largest advertising agency (D’Arcy Masius Benton & Bowles) as a Vice President, she spent the majority of her career with Condé Nast (1987–2008), where she was a Vice President and the leader of Detroit’s Condé Nast office representing, at its peak, 29 of America’s most celebrated magazine titles and websites including Vogue, Vanity Fair, The New Yorker, Golf Digest, Architectural Digest, Wired, Bon Appetit, epicurious.com and wired.com. She has also represented titles from Hearst Corporation, National Geographic and other leading media companies. After retiring from advertising in 2016, Ms. Daitch pivoted to a new role at Strategic Philanthropy, Ltd., stewarding the 20-year philanthropic advisory firm’s growth in Michigan where she is an ongoing consultant. Immediately prior to this position, Ms. Daitch served as a Partner of Aperture Media Group from 2010 to 2016. Ms. Daitch was the first woman to be president of the Adcraft Club of Detroit, the world’s largest advertising club. She has been honored with The Advertising Woman of the Year Award and has been inducted into the Adcraft Hall of Fame. She serves on the Board of Governors of Cranbrook

Academy of Art and Museum where she is a member of the Executive Committee. She is also a member of the Public Arts Board of the City of Birmingham. She is a past president of Hebrew Free Loan of Metropolitan Detroit and has held board positions with the Jewish Federation of Metropolitan Detroit, Franklin Hills Country Club, the Detroit Institute of Arts Founders Junior Council, the Michigan Arts Foundation, CATCH, Jewish Ensemble Theater and others. Ms. Daitch is a graduate of the University of Michigan.
Our Board of Directors believes that Ms. Daitch should serve as a director because of her experience as an executive and her highly respected reputation as an innovative thinker and leader.
Tracey Dedrick, Director. Ms. Dedrick was appointed to our Board of Directors on December 17, 2020, effective upon receipt of regulatory non-objection from the Office of the Comptroller of the Currency (the “OCC”), which was recently received. Ms. Dedrick brings over 40 years of experience in the financial services industry to the Board. She is a former Executive Vice President and Head of Enterprise Risk Management for Santander Holdings U.S., where she was responsible for enterprise risk, operational risk and market risk for the Americas from September 2016 until her retirement in 2017. Prior to that role, Ms. Dedrick was Executive Vice President and Chief Risk Officer at Hudson City Bancorp from July 2011 until November 2015 and served with its successor, M&T Bank, from November 2015 to February 2016. From January 2010 to February 2011, Ms. Dedrick served as the Treasurer of PineBridge Investments, an asset management company with $83 billion in assets under management. Prior to this, Ms. Dedrick was employed by MetLife, the largest insurance provider in the United States, where she served as Vice President and Assistant Treasurer from June 2001 until July 2004, Vice President and Head of Investor Relations from July 2004 until July 2007 and then served as the Senior Vice President and Head of Market Risk from July 2007 until September 2009. Ms. Dedrick currently serves on the board of directors of First BanCorp., where she is also the Chair of First Bancorp.’s Risk Committee. Additionally, Ms. Dedrick currently serves as the Chair and a board member of the Information Systems Audit and Control Association (“ISACA”). As a board member of ISACA, Ms. Dedrick is a member of ISACA’s Risk and Technology Committee and Compensation Committee as well as the Chair of its Executive Committee. Ms. Dedrick recently served as a board member of Fieldpoint Private, a private wealth management firm. Ms. Dedrick obtained her Bachelor of Arts in Economics from the University of Minnesota—Twin Cities.
Our Board of Directors believes that Ms. Dedrick should serve as a director because of her relevant experience in the financial services industry, particularly in enterprise risk management and treasury functions.
Lyle Wolberg, Director. Mr. Wolberg joined our Board of Directors in August 2017. He is one of the founding partners of Telemus Capital Partners, a financial advisory firm he co-founded in 2005. Mr. Wolberg was a former Financial Advisor at Merrill Lynch from 1994 to 1997 and Senior Vice President-Investments at UBS Financial Services from 1999 to 2005. Mr. Wolberg has more than 20 years of industry experience across all facets of financial wealth planning and investment management. He is a certified financial planner. He serves on the boards of The Children’s Foundation and First Tee of Greater Detroit, and is Past President and Co-Founder of the Berkley Educational Foundation. Mr. Wolberg has a B.B.A. in finance from the University of Michigan.
Our Board of Directors believes that Mr. Wolberg should serve as a director because of his extensive experience in the financial and wealth management industries.
Continuing Directors
Whose Terms Expire in 2022
Thomas M. O’Brien, Chairman, President and Chief Executive Officer. Mr. O’Brien has served as our Chairman, President and Chief Executive Officer since June 2020. In connection with hiring Mr. O’Brien, our Board of Directors appointed Mr. O’Brien to fill the Board of Directors vacancy created by the resignation of Thomas Lopp. Mr. O’Brien was similarly appointed to the board of directors of Sterling Bank and Trust, F.S.B. (the “Bank”). These appointments were effective June 3, 2020, pursuant to the interim non-objection of the OCC, and confirmed pursuant to the final non-objection of the OCC on September 21, 2020. Prior to his appointment, Mr. O’Brien provided consulting services to the Bank beginning in March 2020. Mr. O’Brien is an accomplished leader in the financial services industry with over 44 years of industry experience. Most recently, he served as Vice Chairman of New York City-based Emigrant Bancorp, Inc. and Emigrant Bank from October 2018 to March 2020. Mr. O’Brien served as president, chief executive officer and on the boards of Sun Bancorp, Inc. and Sun National Bank from April 2014 to February 2018. Mr. O’Brien previously served on the boards of BankUnited, Inc. and BankUnited, NA from May 2012 to April 2014. Prior to that, Mr. O’Brien served as president, chief executive officer and a director of State Bank of Long Island and State Bancorp, Inc. from November 2006 to January 2012. From 2000 to 2006, Mr. O’Brien

was president and chief executive officer of Atlantic Bank of New York and, following the acquisition of Atlantic Bank of New York by New York Commercial Bank, continued to serve as president and chief executive officer during the post-closing transition. From 1996 to 2000, Mr. O’Brien was vice chairman and a board member of North Fork Bank and North Fork Bancorporation, Inc. Mr. O’Brien began his career at North Side Savings Bank in 1977, where he worked until 1996, becoming chairman, president and chief executive officer in 1985. Mr. O’Brien served as a director of the Federal Home Loan Bank (the “FHLB”) of New York from 2008 to 2012 and served as chairman of the New York Bankers Association in 2007. Mr. O’Brien is currently trustee and chairman of the audit committee of Prudential Insurance Company of America $175 Billion Annuity Fund Complex, and vice-chairman of the board and chairman of the finance committee of ArchCare and Catholic Healthcare Foundation for the Archdiocese of New York. Mr. O’Brien received a B.A. in Political Science from Niagara University in 1972 and an M.B.A. from Iona College in 1982.
Our Board of Directors believes that Mr. O’Brien should serve as a director because of his extensive management experience in the banking industry.
Seth Meltzer, Director. Mr. Meltzer has served as a member of our Board of Directors since 2000. Mr. Meltzer was previously President, CEO and a director of the Seligman Group, a family-owned real estate and investment company. Mr. Meltzer has also worked for various subsidiaries of the Seligman Group. Prior to joining the Seligman Group, Mr. Meltzer interned at Sterling Bank and Trust, F.S.B. In 1998, Mr. Meltzer began work for Seligman & Associates, Inc. as its Vice President until his promotion to President. Mr. Meltzer led the Bank’s initial development of online banking from 1998–2001. He has since run the Seligman Group’s management affiliate (Seligman Western Enterprises, Ltd.) from 2005 to 2018. He has a BS in Finance from the University of Arizona. Mr. Meltzer’s mother, Sandra Seligman, is also a member of our Board of Directors, and his uncle, Scott J. Seligman, is the Company’s founder. Currently, Mr. Meltzer oversees investments for his family and sits on the board of several foundations, including the Sandra Seligman Family Foundation. Mr. Meltzer is currently on the board of governors for Cranbrook Schools.
Our Board of Directors believes that Mr. Meltzer should serve as a director because of his investment expertise and deep historical knowledge of the Company. He helped guide the Bank through the 2008 financial crisis and was instrumental in curing Sterling’s troubled asset and OREO portfolio. He currently chairs the Bank board’s Asset & Liability Committee.
Benjamin J. Wineman, Director. Mr. Wineman has served as a director of our Board of Directors since 2013. Mr. Wineman has 22 years of extensive commercial real estate and financial experience. Currently, Mr. Wineman is a Principal and Managing Broker at Mid-America Real Estate Corporation, where he has worked since July 2001. Mid-America is based in Chicago, Illinois, and is one of the companies within Mid-America Real Estate Group, a midwestern full-service retail real estate organization with offices in Chicago, Detroit, Milwaukee, and Minneapolis. Mr. Wineman co-leads Mid-America’s Retail Investment Sales Group, focusing specifically on the disposition of shopping centers and retail properties throughout the greater Midwest region for institutional, REIT, and private owners. Prior to employment with Mid-America, Mr. Wineman worked at LaSalle Investment Management (“JLL”) as a Financial Analyst in the Private Equity Acquisitions Group, where he was responsible for the valuation, due diligence, and closing of commercial real estate transactions on behalf of its institutional pension fund clients from 1998 to 2001. Within the International Council of Shopping Centers (“ICSC”), he is a member of the Illinois State Committee and the Government Relations National Economic Policy Sub-Committee. Within the community, Mr. Wineman is a member of the Executive Committees of the Harold E. Eisenberg Foundation and the Ravinia Festival Associates board (having served as board President from 2017-2019). Mr. Wineman graduated from DePauw University in 1998 with a Bachelor of Arts Degree.
Our Board of Directors believes that Mr. Wineman should serve as a director because of his extensive commercial real estate and financial experience.
Whose Terms Expire in 2023
Steven Gallotta, Director. Mr. Gallotta was appointed to our Board of Directors on September 22, 2020, effective upon receipt of regulatory non-objection from the OCC, which was received later in 2020. Mr. Gallotta brings over 35 years of financial reporting and assurance experience in the financial services industry to the Board of Directors. Mr. Gallotta spent the majority of his career at KPMG, from 1975 until his mandatory retirement from the firm in 2013. He became an audit partner in the New York Financial Services Practice of KPMG in 1986, serving all types of financial institutions, including depository institutions. During this time, Mr. Gallotta also served as an

Advisory partner in KPMG’s Office of General Counsel. Since 2016, Mr. Gallotta has served on the board of directors of St. Patrick’s Home for the Aged and Infirm, a non-compensated role, in the Bronx, New York. Mr. Gallotta has been a certified public accountant licensed in New York since 1979. He obtained his Bachelor of Business Administration from Iona College.
Our Board of Directors believes that Mr. Gallotta should serve as a director because of his extensive experience in the business and financial world, as well as his particular expertise in U.S. Securities and Exchange Commission (the “SEC”) matters and accounting and management issues.
Denny Kim, Director. Mr. Kim was appointed to our Board of Directors on September 22, 2020, effective upon receipt of regulatory non-objection from the OCC, which was received later in 2020. Mr. Kim brings over 15 years of financial experience to the Board of Directors. Mr. Kim is the Managing Principal of 7911 Partners, a private investment and advisory firm he founded in 2019. Previously, Mr. Kim was a senior investment professional and Investment Committee Member at WL Ross & Co., a private equity firm founded by former U.S. Commerce Secretary Wilbur L. Ross, where he specialized in financial services investments from 2010-2018. Prior to WL Ross & Co., Mr. Kim worked at J.C. Flowers & Co., a private equity firm dedicated to investing globally in the financial services industry. Mr. Kim began his career at Credit Suisse First Boston’s Investment Banking Division, where he advised on mergers, acquisitions and capital raising initiatives for financial institutions. Mr. Kim previously served as a member of the board of directors of Talmer Bancorp, Inc., a board observer at Sun Bancorp, Inc. and Advisor at Gemspring Capital. Mr. Kim earned a Bachelor of Arts degree from Northwestern University and an MBA from Tuck School of Business at Dartmouth.
Our Board of Directors believes that Mr. Kim should serve as a director because of his extensive experience in the business world, as well as his particular expertise in advisory and investment services.
Sandra Seligman, Director. Ms. Seligman has served as a member of our Board of Directors since its inception in 1984. Ms. Seligman is a philanthropist, actively dedicating her professional time and expertise to the charitable communities of Greater Detroit, Miami, and New York City. Through the Seligman Family Foundation, Ms. Seligman contributes to the Mount Sinai Medical Center in Florida, the University of San Francisco Medical Center in California, the Beaumont Health System, and Wayne State University Medical School in Michigan. Ms. Seligman is also a director of The Wolfsonian-Florida International University, the Museum of Contemporary Art of Detroit, the Detroit Institute of Arts, and the Jewish Women’s Foundation of the Jewish Federation of Detroit. She has a BS from Michigan State University. Ms. Seligman’s brother, Scott J. Seligman, is the Company’s founder and her son, Seth Meltzer, is also a director.
Our Board of Directors believes that Ms. Seligman should serve as a director because of her long-term commitment to and experience with the Company. Additionally, Ms. Seligman’s significant involvement with community and charitable groups brings unique insights to the Board of Directors.
Legal Proceedings
The Bank is currently under formal investigation by the OCC relating primarily to certain aspects of its BSA/AML compliance program as well as the Bank’s credit administration, including our Advantage Loan Program. The Bank also has received grand jury subpoenas from the Department of Justice (the “DOJ”) beginning in 2020 requesting the production of documents and information in connection with an investigation that appears to be focused on the Bank’s residential lending practices and related issues. In addition, the Company is responding to a formal investigation recently initiated by the SEC that is related to the Advantage Loan Program. The Bank also continues to be subject to the OCC Agreement, relating primarily to certain aspects of the Bank’s BSA/AML compliance program and credit administration. The OCC Agreement generally requires that the Bank enhance its policies and procedures to ensure compliance with BSA/AML laws and regulations, and ensure effective controls over residential loan underwriting. Specifically, the OCC Agreement requires the Bank to: (i) establish a compliance committee to monitor and oversee the Bank’s compliance with the provisions of OCC Agreement; (ii) develop a revised customer due diligence and enhanced due diligence program; (iii) develop a revised suspicious activity monitoring program; (iv) engage an independent, third-party consultant to review and provide a written report on the Bank’s suspicious activity monitoring; (v) develop revised policies and procedures to ensure effective BSA/AML model risk management for the Bank’s automated suspicious activity monitoring system, which must be validated by a qualified, independent third party; (vi) ensure that the Bank’s BSA Department maintains sufficient personnel; and

(vii) develop revised policies and procedures to ensure effective controls over loan underwriting. The OCC Agreement was entered into in June of 2019, and the following current directors, acting as directors at that time, signed the OCC Agreement in such capacity: Mr. Meltzer, Ms. Seligman, Mr. Wineman and Mr. Wolberg.
Board of Directors Meetings
All directors are expected to attend all meetings of the Board of Directors and of the Board of Directors committees on which they serve. The Board of Directors met thirteen (13) times during 2020. In 2020, all directors attended more than 75% of the aggregate number of all meetings of the Board of Directors and the committees on which he or she served. The Company’s independent directors routinely meet in executive session without management present.
Board of Directors Committee Membership
Current membership of the standing committees of the Board of Directors are shown in the table below.
Name	Age	Position(s) With the Company	Nominating & Corporate Governance	Compensation	Audit	Risk	Ethics & Compliance
Mr. O’Brien	70	Chairman, President and Chief Executive Officer
Ms. Daitch	74	Director	Member	Member			Chairperson
Ms. Dedrick	64	Director				Chairperson	Member
Mr. Gallotta	67	Director			Chairperson	Member
Mr. Kim	41	Director	Member	Member		Member	Member
Mr. Meltzer	45	Director
Ms. Seligman	74	Director
Mr. Wineman	45	Director	Chairperson		Member
Mr. Wolberg	51	Director		Chairperson	Member
Audit Committee
The Audit Committee assists the Board of Directors in fulfilling its responsibilities for general oversight of the integrity of our financial statements, compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of our internal audit and risk management function and independent auditors. Among other things, the Audit Committee:
•	appoints, evaluates and determines the compensation of our independent auditors;
•	reviews and approves the scope of the annual audit, audit fees and financial statements;
•	reviews disclosure controls and procedures, internal controls, internal audit function and corporate policies with respect to financial information;
•	oversees investigations into complaints concerning financial matters, if any;
•	reviews related party transactions as required; and
•	annually review the Audit Committee charter and periodically review the committee’s performance.
The Audit Committee works closely with management as well as our independent auditors. The Audit Committee has the authority to obtain advice and assistance from and receive appropriate funding to engage outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.
The Audit Committee is composed solely of members who satisfy the applicable independence and other requirements of the SEC and the Nasdaq Capital Market (“Nasdaq”) for audit committees. Steven Gallotta serves as the Company’s “audit committee financial expert” as such term is defined in applicable SEC regulations. The Board of Directors has adopted a written charter for the Audit Committee that, among other things, specifies the scope of the Audit Committee’s rights and responsibilities. A copy of the charter is available on the Company’s website at investors.sterlingbank.com. The Audit Committee held eleven (11) meetings in 2020.

The Board of Directors recently separated the former Audit and Risk Management Committee into the current Audit Committee and a new Risk Committee. The Audit Committee’s charter currently remains unchanged from since before the separation of the former Audit and Risk Management Committee. See “— New Risk Committee and Ethics and Compliance Committee.”
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee (the “Nominating Committee”) is responsible for making recommendations to our Board of Directors regarding candidates for directorships and the size and composition of our Board of Directors. In addition, the Nominating Committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to our Board of Directors concerning governance matters. Among other things, the Nominating Committee:
•
identifies qualified individuals to be directors consistent with the criteria approved by the Board of Directors, recommends director nominees to the full Board of Directors and considers candidate recommendations of shareholders;

•	develops and oversees policies and procedures and reviews shareholder communications to the Board of Directors;
•	reviews and makes recommendations to the Board of Directors on its policies and practices related to corporate governance; and
•	annually reviews the Nominating Committee charter.
When evaluating nominees for director, the Nominating Committee considers the skills a nominee could offer the Company, as well as business experience, how the nominee fits into the Company’s core values, professional and personal integrity, policy-making experience and strategic planning skills, among other traits.
The Board of Directors has adopted a written charter for the Nominating Committee, a copy of which is available on the Company’s website at investors.sterlingbank.com. The Nominating Committee held two (2) meetings in 2020. Sandra Seligman and Seth Meltzer, who are not independent directors, served on our Nominating Committee until the Company’s Board meeting in March 2021, when Ms. Daitch, Ms. Dedrick and Mr. Kim were appointed to the Nominating Committee, ending the Company’s reliance upon the “controlled company” exception to the board of directors and committee independence requirements under the rules of Nasdaq. See “Corporate Governance—Director Independence.”
Compensation Committee
The Compensation Committee is responsible for discharging the Board of Directors’ responsibilities relating to compensation of the executives and directors. Among other things, the Compensation Committee:
•	evaluates compensation strategies and policies;
•	reviews and approves objectives relevant to executive officer compensation;
•	evaluates performance and determines the compensation of the Chief Executive Officer and other executive officers in accordance with those objectives;
•	oversees the incentive compensation and equity-based plans and policies;
•	oversees management succession planning;
•	recommends to the Board of Directors compensation for directors;
•	prepares the Compensation Committee report required by SEC rules to be included in our annual report and proxy statement; and
•	annually reviews the Compensation Committee charter.
The Compensation Committee has adopted a written charter that, among other things, specifies the scope of its rights and responsibilities. The charter is available on the Company’s website at investors.sterlingbank.com. The Compensation Committee held three (3) meetings in 2020. We have determined that all members of our Compensation Committee are considered “independent” under applicable SEC and Nasdaq listing rules.

New Risk Committee and Ethics and Compliance Committee.
During 2020, our Board of Directors discussed and considered actions to expand its committees, the final proposals of which are being completed in 2021. Specifically, our Board of Directors recently separated the former Audit and Risk Management Committee into the current Audit Committee and a new Risk Committee and created a new Ethics & Compliance Committee. The Risk Committee is expected to meet for the first time in May 2021, when it will discuss its inaugural charter. Ms. Dedrick and Messrs. Gallotta and Kim comprise the Risk Committee. The Ethics & Compliance Committee is expected to meet for the first time later in April 2021, when it will discuss its inaugural charter. Mses. Daitch and Dedrick and Mr. Kim comprise the Ethics & Compliance Committee.

CORPORATE GOVERNANCE
Board of Directors Leadership Structure
The Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board of Directors, as the Board of Directors believes it is in the best interests of the Company to make that determination based on the then-current position and direction of the Company and membership of the Board of Directors. The Board of Directors believes having the Chief Executive Officer also fill the role of Chairman is more efficient and effective at this time than alternate structures given the extraordinary legal and regulatory challenges the Company continues to face.
Director Independence
The rules of Nasdaq, as well as those of the SEC, impose several requirements with respect to the independence of our directors. Our Board of Directors has evaluated the independence of its members based upon the rules of Nasdaq and the SEC. Applying these standards, our Board of Directors has affirmatively determined that, with the exception of Mr. O’Brien, Mr. Meltzer and Ms. Seligman, each of our current directors is an independent director, as defined under the applicable rules.
Since our initial public offering, we have qualified as a “controlled company” under the corporate governance rules for Nasdaq-listed companies because, prior to August 2020, more than 50% of our outstanding voting power was held by the same trustee utilized by Scott J. Seligman and Sandra Seligman for their respective family trusts. Due to a change in the trustee for certain of those trusts established by Ms. Seligman, effective as of August 19, 2020, we are no longer a controlled company under the Nasdaq rules, but we remain eligible to take advantage of the controlled company exceptions under such rules for one year following the loss of controlled company status. Accordingly, we are not currently required to have a majority of our Board of Directors be independent, nor are we currently required to have a compensation committee or an independent nominating function. However, Sandra Seligman and Seth Meltzer, who are not independent directors, ceased to serve on our Nominating Committee following the Company’s Board meeting in March 2021, when Ms. Daitch, Ms. Dedrick and Mr. Kim were appointed to the Nominating Committee, thereby ending the Company’s reliance upon the “controlled company” exceptions.
Family Relationships
Sandra Seligman is a Director of the Company and the Bank and is the sister of Scott J. Seligman, the Company’s founder. Her son, Seth Meltzer, is also a Director. In 2018, 2019 and 2020, Sandra Seligman did not receive compensation for her service to the Board of Directors or any other compensation from the Company.
Seth Meltzer is a Director of the Company and the Bank and is the son of Sandra Seligman. Mr. Meltzer’s uncle, Scott J. Seligman, is the Company’s founder. In 2018, 2019 and 2020, Mr. Meltzer did not receive compensation for his service to the Board of Directors or any other compensation from the Company.
Communication with Directors; Attendance at Annual Meetings
The Board of Directors invites shareholders to send written communications to the Board of Directors or any director by mail, c/o General Counsel and Corporate Secretary, Sterling Bancorp, Inc., One Towne Square, Suite 1900, Southfield, Michigan 48076. All communications will be compiled by the Company’s General Counsel and Corporate Secretary and submitted to the Board of Directors or the individual director(s) on a regular basis unless such communications are considered, in the reasonable judgment of the General Counsel and Corporate Secretary, to be improper for submission to the intended recipient(s). Examples of shareholder communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to the Company’s business or communications that relate to improper or irrelevant topics.
All directors are expected to attend annual meetings of shareholders in person or via teleconference, except in cases of extraordinary circumstances. The Company anticipates that all directors will attend the Annual Meeting.
Code of Conduct
Our Board of Directors adopted a code of business conduct and ethics (the “Code of Conduct”) that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer and persons performing similar functions. The Code of Conduct is available on the Company’s website at investors.sterlingbank.com.

See “Proposal No. 1— New Risk Committee and Ethics and Compliance Committee” for further discussion regarding the establishment of an ethics committee, effective 2021.
Clawback Policy
The Company has adopted the Clawback Policies during 2020 that generally provide that the Board of Directors may require current and former officers subject to the reporting requirements of Section 16 of the Exchange Act and other employees eligible to receive incentive compensation (the “Covered Persons”) to reimburse or forfeit excess incentive compensation, including equity awards, received by the Covered Person during the three fiscal years preceding the restatement of the Company’s financial statements in the event that the Company issues such a restatement due to material noncompliance with securities laws, regardless of whether such Covered Person engaged in misconduct or was responsible for or contributed to the circumstances requiring the restatement. In addition, if the Board of Directors determines a Covered Person engaged in acts or omissions which involved intentional misconduct, intentional violations of the Company’s written policies or applicable legal or regulatory requirements or fraud, and which contributed to the circumstances requiring the restatement, the Board of Directors may require the Covered Person to forfeit all of the Covered Person’s incentive compensation received during the three fiscal years preceding the restatement and to reimburse the Company for costs incurred in connection with the restatement. The Clawback Policies also provide that in the event a Covered Person engages in certain detrimental conduct that, in the discretion of the Board of Directors, is likely to cause or has caused material financial, operational or reputational harm to the Company, the Board of Directors may require reimbursement or forfeiture of all of the Covered Person’s incentive compensation received from and after the date on which such conduct occurred. The Board of Directors has discretion to determine the method for recouping any incentive compensation under the Clawback Policies.
Whistleblower Policy
Our Board of Directors adopted a Whistleblower Policy, most recently amended in 2020, that is intended to enable employees, customers, vendors or any other interested party to promptly report good faith complaints or concerns regarding potential or actual violations of applicable laws, regulations or the Company’s policies, including violations of our Code of Conduct. Our Audit Committee has oversight over the receipt, retention and treatment of concerns or complaints received.
Anti-Hedging Policy
We have adopted an Insider Trading Policy that prohibits all of our directors, officers and employees, as well as any other person having access to material nonpublic information, from entering into certain forms of hedging or monetization transactions that allow such person to lock in much of the value of his or her stock holdings in exchange for all or part of the potential upside appreciation of the Company’s stock, such as zero-cost collars and forward sale contracts. Such transactions allow such person to continue to own the Company’s stock without the full risks and rewards of ownership, which may cause such person to no longer have the same objectives as the Company or other shareholders. Similarly, our Insider Trading Policy prohibits short sales, standing orders and transactions in publicly traded options. Additionally, a director, officer or employee desiring to hold Company securities in a margin account or pledge Company securities as collateral for a loan must notify the Company’s General Counsel prior to taking such action because a margin sale or foreclosure sale may occur at a time when such person, a pledgor, is aware of nonpublic information or otherwise not permitted to trade in the Company’s stock. Finally, our Insider Trading Policy prohibits the use of derivative securities to separate any financial interest in our Company’s securities from related voting rights and any transaction in the Company’s securities where a reasonable investor would conclude that such transaction is for short-term gain or speculative.
Board of Directors’ Role in Risk Oversight
Our Board of Directors adopts and oversees the implementation of our company-wide risk management framework, which establishes our overall risk appetite and risk management strategy. Risk management refers generally to the activities by which we identify, measure, monitor, evaluate and manage the risks we face in the course of our banking activities. Our enterprise risk management framework seeks to achieve an appropriate balance between risk and return, which is critical to optimizing shareholder value. We have established processes and procedures intended to identify, measure, monitor, report and analyze the types of risk to which we are subject, including compliance, regulatory, liquidity, interest rate, credit, operational, cyber/technological, legal, strategic, financial and reputational risk exposures. However, as with any risk management framework, there are inherent limitations to our risk management strategies as there may exist, or develop in the future, risks that we may not have appropriately anticipated or identified.
Compliance. Our Board of Directors and management team are striving to create a risk-conscious culture that is focused on addressing compliance issues. In response to a publicly available formal agreement with the OCC, dated June 18, 2019 (the “OCC Agreement”), relating primarily to certain aspects of the Bank’s Bank Secrecy Act/Anti-Money Laundering (“BSA/AML”) compliance program as well as the Bank’s credit administration, our Board of Directors established a Compliance Committee, consisting of four independent members of our Board of Directors, to monitor and assure compliance with the OCC Agreement, oversee the completion of an independent review of account and transaction activity to be conducted by a third-party vendor and engage a third party to conduct a model validation for its BSA/AML monitoring software. In addition, on December 9, 2019, the Company announced it had voluntarily suspended its Advantage Loan Program in connection with an internal review of the program (the “Internal Review”). The primary focus of the Internal Review, which has been led by outside legal counsel under the direction of a special committee of independent directors, has involved the origination of residential mortgage loans under the Advantage Loan Program and related matters. The Internal Review has indicated that certain employees engaged in misconduct in connection with the origination of a significant number of such loans. As a result, the Company permanently discontinued the Advantage Loan Program. We also hired a Chief Risk Officer in February 2020 to create, implement, improve and administer the risk management programs for the Company. The Chief Risk Officer is responsible for the Company’s risk governance, further developing and maintaining a risk aware culture and implementing risk decision-making into day-to-day operations. The Chief Risk Officer reports directly to the Board of Directors.
Culture. Our Board of Directors and its committees play a key role in oversight of our culture, setting the “tone at the top” and holding management accountable for its maintenance of high ethical standards and effective policies and practices. The Company’s core values include community, service, integrity and employees working together. We embrace diversity and inclusion, which we believe fosters creativity, innovation and thought leadership through new ideas and perspectives.

EXECUTIVE OFFICERS
The executive officers of the Company serve at the pleasure of the Board of Directors. In addition to Mr. O’Brien, set forth below are the current executive officers of the Company and a brief explanation of their principal employment during at least the last five years.
Stephen Huber, Executive Vice President and Chief Financial Officer, age 55. Mr. Huber has served as our Chief Financial Officer and Treasurer since November 2019. Prior to this role, Mr. Huber served as Chief Financial Officer of the Bank since 2017 and has been with the Company since 1995. He has also served as the Company’s Vice President since 2015 and Administrative Officer of Accounting and Servicing from 2015 to 2017. Prior to such time, he served as the Company’s corporate controller from 2006 to 2015 and its mortgage divisional controller from 1995 to 2006. Before joining the Company, Mr. Huber served in special loan analyst and mortgage accounting positions at Source One Mortgage Services Corporation and Independence One Mortgage/Michigan National Bank (later acquired by Norwest Mortgage), respectively. Mr. Huber received his Bachelor of Business Administration degree from Eastern Michigan University.
Christine Meredith, Executive Vice President and Chief Risk Officer, age 47. Ms. Meredith has served as the Bank’s Chief Risk Officer since February 3, 2020. Prior to joining the Bank, Ms. Meredith served in various risk management and regulatory compliance roles, including SVP & Director, Enterprise Risk Management with Columbia Bank from December 2010 to January 2020. Before joining Columbia Bank, Ms. Meredith held various roles working with the Federal Deposit Insurance Corporation from 2009 to 2010, Washington Mutual from 2003 to 2009, and Union Bank of California in 2003. Ms. Meredith received her bachelor’s degree from Georgetown University.
Colleen Kimmel, Executive Vice President, General Counsel and Corporate Secretary, age 40. Ms. Kimmel has served as the Company’s General Counsel since 2016 and joined the Bank as corporate counsel in 2012. Prior to joining the Bank, Ms. Kimmel worked as corporate counsel at First Place Bank from May 2011 to December 2012 and as in-house counsel in the real estate division at Sprint Nextel from August 2010 to 2011. Ms. Kimmel received her bachelors’ degree from Michigan State University and juris doctorate from Michigan State University College of Law.
Executive Officer Transitions
The Company experienced significant executive and Board transitions commencing in late 2019 and continuing through 2020. On October 17, 2019, we announced the retirement of our then-Chairman and Chief Executive Officer, Gary Judd, effective as of November 30, 2019. On October 15, 2019, the Board of Directors appointed Thomas Lopp, our then-President, Chief Financial Officer and Chief Operating Officer, to assume the role of Chief Executive Officer and Chairman effective upon Mr. Judd’s retirement. The Board of Directors also appointed Stephen Huber as Chief Financial Officer, also effective November 30, 2019. On May 7, 2020, Mr. Lopp resigned from each of his positions with the Company and the Board of Directors appointed Mr. Huber as interim Chief Executive Officer. On May 29, 2020, Michael Montemayor was terminated from his positions as President of Commercial and Retail Banking and Chief Lending Officer. Effective June 3, 2020, the Company and the Bank appointed Thomas M. O’Brien as Chairman, President and Chief Executive Officer of the Company and the Bank, respectively. Mr. Huber continued in his role as Chief Financial Officer following the appointment of Mr. O’Brien. Christine Meredith was hired by the Bank in the role of Chief Risk Officer starting on February 3, 2020.
On October 14, 2020, Peter Sinatra notified the Company of his resignation from the boards of directors of both the Company and the Bank, in connection with the execution by QCM, LLC, doing business as Quantum Capital Management (“Quantum Capital Management”), of an Asset Purchase Agreement to sell substantially all of its assets. Mr. Sinatra also resigned from all his other positions with Quantum Capital Management, the Company and the Bank, effective on December 31, 2020. In addition to the transitions described above, we appointed our first Chief Compliance Officer and a new Chief Auditor who performed a staffing analysis on our current internal audit team structure and qualifications, and we created a new IT Risk Management function.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who beneficially own more than 10% of a registered class of the Company’s equity securities (“insiders”) to file reports with the SEC regarding their pecuniary interest in the Company’s equity securities and any changes thereto, and to furnish copies of these reports to the Company. Based solely on our review of the insiders’ forms filed with the SEC and representations made by the directors and executive officers, no insider failed to file on a timely basis a Section 16(a) report during 2020, except for the delinquent filings described below by certain holders of more than 10% of the Company’s equity securities. Michael Shawn failed to timely file a Form 3 upon becoming the beneficial owner of more than 10% of the Company’s equity securities as a result of becoming the trustee of the K.I.S.S. Dynasty Trust No. 5 and the Sandra Seligman 1993 Long Term Irrevocable Trust on August 19, 2020, and a Form 3 was not filed until September 4, 2020. Erwin Rubenstein, the trustee of the K.I.S.S. Dynasty Trust No. 9, failed to file Forms 4 to report transactions in the Company’s securities on August 19, 2020 and October 19, 2020, which were not reported until a Form 5 was filed on February 12, 2021. Harry S. Stern failed to file a Form 3 upon becoming the beneficial owner of more than 10% of the Company’s equity securities as a result of becoming the trustee of the Scott J. Seligman 1993 Long Term Irrevocable Dynasty Trust and the Scott J. Seligman 1993 Irrevocable Dynasty Trust on October 19, 2020, and such ownership was not reported until a Form 5 was filed on February 17, 2021.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion & Analysis (“CD&A”) sets forth the Company’s executive compensation philosophy, practices and decisions for the fiscal year 2020 for its named executive officers (“NEOs”) listed below and included in the Summary Compensation Table.
Name	Title Held with the Company During 2020
Thomas M. O’Brien(1)	Chairman, President and Chief Executive Officer
Thomas Lopp(2)	Chairman, President and Chief Executive Officer
Stephen Huber(3)	Executive Vice President, Chief Financial Officer and Treasurer
Peter Sinatra(4)	President of Quantum Capital Management, an indirect wholly-owned subsidiary of the Bank
Christine Meredith(5)	Executive Vice President and Chief Risk Officer
Colleen Kimmel	Executive Vice President, General Counsel and Corporate Secretary
(1)	Mr. O’Brien was appointed by the Board of Directors to serve as Chairman, President and CEO effective June 3, 2020.
(2)	Mr. Lopp resigned from each of his positions at the Company effective May 7, 2020.
(3)	Mr. Huber was acting CEO from May 7, 2020 through June 3, 2020.
(4)
Mr. Sinatra resigned from all positions with Quantum Capital Management, the Company and the Bank on December 31, 2020, following the closing of the sale of substantially all of the assets of Quantum Capital Management by the Bank.

(5)	Ms. Meredith was hired as Chief Risk Officer effective February 3, 2020.
In addition to the CD&A, the compensation and benefits provided to our NEOs in 2020 are set forth below in the Summary Compensation Table and other tables that follow this CD&A, as well as in the footnotes and narrative material that accompany those tables.
Executive Summary
In 2020, the Company’s principal focus was managing its outstanding compliance and regulatory issues, government investigations and third-party litigation as well as developing a strong culture of compliance and re-establishing strong credit metrics for potential new lending initiatives. The Company continued implementing the items required by the OCC Agreement related to the Bank’s BSA/AML compliance and credit administration and was fully cooperating with the OCC and DOJ investigations that are focused on the Bank’s former residential lending practices and related issues. The Company is also responding to a formal investigation recently initiated by the SEC that is related to the Advantage Loan Program. The Company sought to stabilize executive officer and board positions with the hiring of a new Chairman, President and CEO and three new independent directors. In March 2020, Nasdaq notified the Company that it was not in compliance with Nasdaq listing requirements as a result of not timely filing its annual report on Form 10-K for the year ended December 31, 2019 and was in danger of being delisted. In October and November 2020, the Company filed all delinquent annual and quarterly reports with the SEC and as a result was no longer in danger of being delisted by Nasdaq. While delayed because of the late SEC filings, which filings were delayed as a result of additional review and procedures, including by the Company’s independent auditors, relating to the Advantage Loan Program, the Company was able to hold its annual meeting of shareholders in December 2020. In addition, we explored exiting unproductive or ancillary businesses and aggressively resolving problem loans. For example, the Company closed the sale of substantially all of the assets of Quantum Capital Management, its registered investment advisory business, on December 21, 2020 and placed $19.4 million of nonperforming loans into held for sale as of year-end. We also pursued a strategy of aggressively increasing our liquidity to prepare for potential Advantage Loan Program repurchase requests, which we have solicited from loan investors, and to compensate for the Bank’s reduced borrowing capacity from the FHLB, as well as to prepare for additional uncertainties related to our ongoing examinations and investigations.

Accomplishments and Challenges for 2020 and First Quarter 2021
Accomplishments
•	Exceeded all applicable regulatory capital requirements.
○	The Company’s total adjusted capital to risk-weighted assets at 2020 year-end was 22.58%.
○	The Company’s Tier 1 capital to adjusted tangible assets at 2020 year-end was 8.08%.
•	Reached an agreement in principle to settle the pending securities class action lawsuit.
•	Regained compliance with SEC reporting requirements.
•	Increased total consolidated deposits to $3.1 billion at 2020 year-end to build liquidity.
Challenges
•	Manage costs and requirements of regulatory agreements and investigations.
•	Reverse the decline in net income.
•	Manage impact of the COVID-19 pandemic.
•	Replace Advantage Loan Program with a similarly profitable product.
Thomas M. O’Brien
With respect to executive management and compensation in 2020, the Board of Directors focused on hiring a new Chief Executive Officer. Early in 2020, the Board of Directors determined that the Company needed an independent monitor acting as a non-executive chairman of the Board to help oversee the response to regulatory concerns and tackle the multiple operational challenges faced by the Company, including, but not limited to, repercussions related to the Advantage Loan Program. After reviewing the backgrounds and resumes of potential candidates available for such a role, the Board of Directors determined that Mr. O’Brien was the best fit for the position due to his proven experience in turning around troubled financial institutions and his reputation as a banking industry leader. In March 2020, Mr. O’Brien met with the Board of Directors and agreed to a one-year consulting contract to provide strategic advice to the Board and assist management of the Bank regarding, among other things, bank operations, risk assessment and management, matters under current or future internal investigation and strategic transactions. With the resignation of Mr. Lopp as President and CEO on May 7, 2020, the Board offered a permanent executive management position to Mr. O’Brien. Mr. O’Brien was subsequently appointed as Chairman, President and CEO, effective as of June 3, 2020, after the receipt of regulatory non-objection.
Background of Mr. O’Brien. Mr. O’Brien has over 44 years of experience in the financial services industry and has served as President and Chief Executive Officer of many financial institutions, as described in detail in “Proposal No. 1—Continuing Directors—Whose Terms Expire in 2022.”
Based on the Compensation Committee’s and the Board’s knowledge of Mr. O’Brien’s expertise at similar banking institutions, the Board and the Compensation Committee determined that Mr. O’Brien possesses the necessary qualifications and experience to address the challenges at Sterling as its new Chairman, President and CEO.
Executive Management Turnover. In May 2020, the Company was facing a leadership void. In the six months prior to Mr. O’Brien’s appointment as Chairman, President and CEO of the Company, the majority of executive management had retired, resigned or been terminated. Gary Judd, the Company’s CEO from August 2008, had retired effective as of November 30, 2019. Thomas Lopp, who had been with the Company since 2002 and had replaced Mr. Judd as CEO in November 2019, abruptly resigned as President and CEO on May 7, 2020. And Michael Montemayor, the Chief Lending Officer and President of Retail and Commercial Banking, who had been with the Company since 1992, was terminated by the Company as of May 29, 2020. The Board was searching for someone who could provide strong and steady leadership and much needed continuity, with expertise in turning around troubled financial institutions and an established reputation in the banking industry.
Formidable Challenges. In May 2020, the Company was facing significant challenges on multiple fronts. The Bank was subject to a formal agreement with the OCC relating primarily to certain aspects of the Bank’s BSA/AML compliance program and credit administration. The Bank’s Advantage Loan Program, which comprised 78% of the Banks’s residential loan portfolio at December 31, 2020, had been voluntarily suspended on December 9, 2019 and was subsequently discontinued on March 6, 2020. The suspension of this loan program created a significant revenue issue for the Company. On February 26, 2020, a class action lawsuit alleging violations of the federal securities laws had been filed by the Oklahoma Police Pension and Retirement System against the Company and certain current and former officers and directors. In March 2020, the Company disclosed that it had received grand jury subpoenas from the DOJ seeking documents and information that appears to be focused on its residential lending practices and related issues and that it was also subject to a formal investigation by the OCC. Also, in March 2020, the Company disclosed that it was unable to timely file its annual report on Form 10-K for the year ended December 31, 2019 with the SEC as a result of additional review and procedures, including by the Company’s independent auditors, relating to the circumstances that led to the permanent discontinuation of the Advantage Loan Program. Because of its inability to timely file its annual report with the SEC, Nasdaq notified the Company that it was not in compliance with Nasdaq listing requirements and was in danger of being delisted. The Company’s stock price had fallen from $9.60 on December 2, 2019 to $2.65 on May 22, 2020. In addition, the Company, like other financial institutions, was dealing with the repercussions of the Covid-19 pandemic including disruptions to national and global economic conditions generally and more specifically to the Bank’s financial operations.
Board Response. The Board realized that Mr. O’Brien was uniquely qualified to tackle the myriad challenges facing the Company. As a consultant, Mr. O’Brien advised the Board and management on a variety of matters but reported solely to the independent directors of the Board. The Board had the opportunity and ability to observe Mr. O’Brien over the course of his consultancy and believed he was the right person for the job and had the experience and reputation to assist the Board in navigating the complexities of the Company’s financial, regulatory and legal challenges. They recognized that Mr. O’Brien has experience in turning around companies, is well respected by peers, regulators and investors alike and had a firm grasp of the problems facing the Company.
Contractual Terms. While Mr. O’Brien’s total compensation package would be higher than most of the Company’s peer group, the Board believes it was justified given the circumstances for the following reasons.
In negotiating the terms of his employment agreement, the Compensation Committee viewed Mr. O’Brien’s compensation in light of the totality of the challenges facing the Company and the scarcity of executive talent with the experience, skills and reputation necessary to lead the Company through such challenges. The Compensation Committee carefully reviewed and considered the qualifications of Mr. O’Brien and his extensive bank leadership experience. The Compensation Committee took into consideration that Mr. O’Brien’s compensation would be competitive with the total compensation of chief executives at midsize and regional banks located in the New York metropolitan area where Mr. O’Brien spent his career and where Mr. O’Brien would be considered a competitive candidate. The Board understood it is not unusual for a company to have to pay a higher price than they are accustomed to in order to hire a good candidate in a difficult situation. Although the salary of $3 million a year is above levels for the Company’s peer group, Mr. O’Brien is not entitled to, nor does he expect to, receive a bonus. In addition, there are aspects of Mr. O’Brien’s contract that are not typical of such a position and are protective of, and favorable to, the Company. Mr. O’Brien’s employment agreement provides that he is an “at will” employee, and his agreement can be terminated by the Company at any time for any reason or no reason without any requirement to pay severance or other financial penalty to Mr. O’Brien. This is unusual for an employment agreement for a public company CEO and is a significant risk for Mr. O’Brien. The Company was unable to offer Mr. O’Brien a change in control agreement or severance provisions without prior regulatory approval and subject to regulatory limitations that would be unattractive to most candidates. Such agreements typically provide for a lump sum payment of a multiple of salary and bonus for a CEO and also include other provisions, such as accelerated vesting of equity awards, that offer some protection to the executive in the event of a merger, takeover or related event. The agreement does provide that Mr. O’Brien and the Company will negotiate in good faith for a severance and change of control agreement to be entered into after first receiving applicable regulatory approval. Also, under the term of his contract, Mr. O’Brien agreed to personally invest in the Company by purchasing from his own funds 300,000 shares of the Company’s stock within one year of the date of his agreement. This provision, together with an equity award that consists solely of stock options, demonstrates Mr. O’Brien’s alignment with the interests of the shareholders of the Company. The agreement includes a one-year non-compete clause pursuant to which Mr. O’Brien agrees, among other things, not to enter into employment with a competitor of the Company in Michigan or California or solicit any employee of the Company upon his termination of employment with Bank. The Board also took into consideration that Mr. O’Brien had to resign from his position as vice chairman of Emigrant Bank and had to travel from his home in Florida to Michigan during a pandemic.

For all of the reasons set forth above, the Board believes it was in the best interests of shareholders to offer Mr. O’Brien the position of Chairman, President and CEO upon the terms set forth in his employment agreement. A full description of Mr. O’Brien’s employment agreement is set forth herein. See “Executive Compensation—Employment Arrangements—Thomas M. O’Brien” below.
Executive Compensation Philosophy
The goals of the executive compensation program are to enable the Company to attract, develop and retain an executive team capable of maximizing the Company’s performance for the benefit of its shareholders and to promote increases in long-term shareholder value by aligning the financial interests of the Company and its shareholders with the NEOs and other members of executive management. It strives to provide employees with incentives that appropriately balance risk and reward, to be compatible with effective controls and risk management and to be supported by strong corporate governance, including active and effective oversight by the Board of Directors and the Compensation Committee. For 2020, the Compensation Committee once again recognized the significant time and effort required by the executive officers and others to respond to the governmental inquires and investigations while continuing to work to resolve the Company’s outstanding compliance issues, re-establish strong credit metrics, diversify the Company’s overall loan production, exit unproductive or ancillary businesses, resolve problem loans, and increase the Company’s liquidity in preparation of potential Advantage Loan Program repurchase requests and reduced borrowing capacity from the FHLB.
Pay Mix. Our compensation program for executive officers in 2020 consisted of three primary components: (i) base salary; (ii) cash-based annual bonuses (other than with respect to Mr. O’Brien); and (iii) equity-based long-term incentive awards. We also offer retirement and other benefits. This is designed to reward executive officers consistent with the goals in the immediately preceding paragraph. During 2020, the Company was a party to employment agreements with each of Mr. O’Brien and Mr. Sinatra.
Executive Compensation Process
All compensation decisions for the NEOs other than Mr. O’Brien for 2020 occurred in February and March 2020, and therefore the following discussion does not include decisions regarding Mr. O’Brien’s compensation, which was decided by the Board of Directors as discussed above. See “—Thomas M. O’Brien” above.
Role of Compensation Committee – The Compensation Committee is ultimately responsible for all compensation decisions for the NEOs after considering input from management, its independent compensation consultant and reviewing peer group compensation. The Compensation Committee, among other things, oversees the Company’s incentive compensation and equity-based plans and policies and fulfills other responsibilities delegated to the Committee by the Board of Directors.
The Compensation Committee also has the authority to select, retain and obtain the advice of a compensation consultant, as necessary, to assist with the execution of its duties and responsibilities set forth in the Compensation Committee Charter.
Role of Management – For 2020, the CEO reviewed the relevant financial and other results for the year and submitted his suggestions for base salary, bonus and equity compensation for the executive officers to the Compensation Committee for its review. The CEO gave suggestions to the Compensation Committee regarding what metrics would be relevant to incentive compensation. The CEO attended the Compensation Committee meetings and participated in deliberations of the Compensation Committee but did not participate during, or attend, deliberations concerning his compensation.
Role of Independent Compensation Consultant – The Compensation Committee retained Meridian Compensation Partners, LLC (“Meridian”) to assist it in analyzing executive compensation for 2019 and 2020. Meridian is an independent compensation consultant that provides, among other things, executive compensation program design as well as research and competitive market intelligence on executive pay. Prior to engaging Meridian, the Compensation Committee considered the independence of Meridian and concluded that the work of Meridian did not raise any conflicts of interests. Meridian did not advise the Compensation Committee or the Board in decisions regarding Mr. O’Brien’s compensation.
Peer Group
In 2018, Meridian collaborated with the Company to develop a peer group of 20 banks. The peer group was chosen based on their similar size in terms of assets, their similar operating models and business lines and their operations in similar geographic markets. This peer group represents banks from key geographic markets in which the Bank competes including San Francisco, Los Angeles, New York, Seattle and Michigan. The list of the banks in our peer group is set forth below.
Axos Financial, Inc.	Opus Bank(2)
Bank of Marin Bancorp	Oritani Financial Corp(3)
Bridge Bancorp, Inc.(1)	Pacific Mercantile Bancorp
First Foundation Inc	Pacific Premier Bancorp, Inc.
Hanmi Financial Corporation	Preferred Bank
Heritage Commerce Corp.	RBB Bancorp
Heritage Financial Corporation	Sierra Bancorp
HomeStreet, Inc.	TriCo Bancshares
Luther Burbank Corporation	Unity Bancorp Inc
Mercantile Bank Corporation	Westamerica Bancorporation
(1)	On February 1, 2021, Bridge Bancorp, Inc. acquired Dime Community Bancshares, Inc. and changed its name to Dime Community Bancshares, Inc.
(2)	On June 1, 2020, Pacific Premier Bank acquired Opus Bank.
(3)	On December 1, 2019, Valley National Bancorp acquired Oritani Financial Corp.
Key elements of compensation
Base Salary – The Company seeks to pay a competitive base salary at levels that reflect each executive’s position, individual performance, experience and expertise. Such base salaries are reviewed annually by the Compensation Committee in comparison to the peer group and adjusted as appropriate, with no guarantee of annual increases. Base salaries had historically been lower at the Company as compared to those in its peer group. In order to attract and retain qualified executive management, the Compensation Committee, in consultation with Meridian, endeavored to increase salaries in order to remain competitive. Since the Company’s peer group consisted primarily of companies located in San Francisco, Los Angeles and New York, which generally have higher costs of living than Michigan, the Compensation Committee determined to target base salaries to be near the 25th percentile of its peer group.
Name	2019 Base Salary Rate	2020 Base Salary Rate	% Increase
Thomas M. O’Brien	N/A	$3,000,000	N/A
Thomas Lopp	$350,000	$350,000	0%
Peter Sinatra	$500,000	$500,000	0%
Stephen Huber	$175,000	$175,000	0%
Christine Meredith	N/A	$250,000	N/A
Colleen Kimmel	$131,145	$260,000	98%
Mr. O’Brien’s employment agreement provided for an annual base salary determined by the Board of Directors in its reasonable discretion. See “—Thomas M. O’Brien” above and “Executive Compensation—Employment Arrangements—Thomas M. O’Brien” below. Neither Mr. Lopp nor Mr. Huber received a base salary increase in 2020, as each had been given a base salary increase on November 30, 2019 in connection with their respective promotions. Mr. Lopp was promoted to CEO upon the retirement of Gary Judd, and Mr. Huber was promoted to CFO of the Company upon Mr. Lopp’s promotion to CEO. Mr. Sinatra’s base salary was as set forth in his employment agreement and remained unchanged at $500,000 for 2020. See “Executive Compensation—Employment Arrangements—Peter Sinatra” below. Ms. Meredith was hired effective February 3, 2020 for an annual base salary of $250,000, which was determined by the Board of Directors in its reasonable discretion. See “Executive Compensation—Employment Arrangements—Christine Meredith” below. Ms. Kimmel received a significant increase in base salary, effective March 2, 2020, in recognition that a base salary increase was long overdue, to better align her compensation with the Company’s peer group and as a reflection of her considerable additional workload in responding to requests for information related to the various government investigations related to the Advantage Loan Program.

Annual Cash Incentive Compensation
The Company has historically had an annual bonus program in which bonus payouts were determined on a discretionary basis. This discretionary assessment of performance included a review of financial and non-financial performance but was not directly linked to performance measures. In 2019 and 2020, the Compensation Committee and the Board of Directors wanted to formalize the Company’s annual bonus program to include objective measurements. Meridian conducted a market-based review of annual program design for the Company’s benchmarking peer group. Meridian also collaborated with executive management to develop a proposal for the 2020 bonus program. The Company identified four key areas of focus and gave each measure a weight as well as performance goals for each measure. The Compensation Committee approved the targets and measures in consultation with Meridian. The four measures are earnings per share (“EPS”), return on assets (“ROA”), efficiency ratio and charge offs. The table below summarizes the bonus program for 2020, the weighting of each performance measure and the performance goals associated with each measure. The Compensation Committee was targeting bonus payments to be near the 25th percentile of its peer group for those employees in similar positions.
Performance Goal
Measure	Weight	Threshold	Target	Maximum
EPS	35%	$0.75 94% of target	$0.80	$0.85 106% of target
ROA	25%	1.18% 92% of target	1.29%	1.39% 108% of target
Efficiency Ratio	25%	51.9% 105% of target	49.4%	46.8% 95% of target
Charge Offs	15%	$2,000,000 133% of target	$1,500,000	$1,000,000 50% of target
Payout Opportunity (% of Target)		50%	100%	150%
Using these targets and measures, Mr. Lopp was granted a bonus of $105,917 in February 2020, which was lower than the previous year as the targets and measures they were based upon were lower than in the prior year. This was due, in part, to decreased residential loan production as well as heightened costs of regulatory compliance. Mr. Huber and Ms. Kimmel received discretionary bonuses of $50,000 and $45,000, respectively, in February 2020. Ms. Meredith received a $70,000 sign-on bonus, which bonus is subject to certain clawback provisions for a period of two years from the date of grant. See “Executive Compensation—Employment Arrangements—Christine Meredith” below. Neither Mr. O’Brien nor Mr. Sinatra received a bonus in 2020.
Equity grants
Long-term incentive grants for executive officers serve to promote the interests of the Company by providing such executives with additional incentives to remain with the Company, to increase their effort to make the Company more successful and to reward such executives by providing an opportunity to acquire shares of common stock on favorable terms and to attract and retain the best available personnel. Such equity awards serve to align the interests of the executive officers with that of shareholders. Under the 2017 Omnibus Equity Incentive Plan, the Company can award a variety of equity awards, including stock options and restricted stock. The Company believes these grants support its business objectives and as to restricted stock awards are an effective retention vehicle with limited downside risk. The Compensation Committee discussed equity awards for executive management at the beginning of the fiscal year and in making its decisions reviewed the Company’s performance in the prior year, the targets and measures discussed above, as well as peer group information. The goal was to grant awards that would position each executive at the 25th percentile of those holding similar positions in its peer group. In 2020, the Compensation Committee decided that stock options should be granted to only the most senior officers in the Company because they should have more of a risk as they are the ones with the ability to affect the performance of the Company, which may influence share price. The table below sets forth the option and restricted stock awards for the NEOs for 2020. Mr. O’Brien’s option grant was awarded pursuant to his employment agreement and vests one-third on January 1, 2021, one-third on the first anniversary of the date of the grant, which is June 5, 2021, and one-third on January 1, 2022. The exercise price for Mr. O’Brien’s stock award is equal to the high and low of the sales prices on Nasdaq on the date of the grant, which was $4.00 per share. The awards to the other NEOs vest ratably over three years (one-third per year) after the date of grant. The exercise price for the NEOs’ option awards is the closing stock price on the date of the grant, which was $7.10 per share on March 2, 2020.
2020 Long Term Incentive Grants
Name	2020 LTI Targeted LTI Level	Options	RSAs	Grant Date	Number of Options	Grant Value of options	Number of RSAs	Grant Value of RSAs
O’Brien	N/A	100%	0%	6-5-20	300,000	$354,000	—	$—
Lopp	$200,000	25%	75%	3-2-20	27,778	$49,445	21,127	$147,466
Sinatra	$0	—	—	—	—	—	—	—
Huber	$65,000	25%	75%	3-2-20	9,028	$16,070	6,866	$47,925
Meredith	$50,000	0%	100%	3-2-20	—	—	7,042	$49,153
Kimmel	$65,000	0%	100%	3-2-20	—	—	9,155	$63,902
Upon Mr. Lopp’s resignation, he forfeited all of his restricted stock, and his vested options expired unexercised. Mr. Lopp did not receive any payments on account of his resignation. Upon Mr. Sinatra’s resignation, he forfeited all of his outstanding options and restricted stock.
Payments Upon Termination of Service or Change of Control. The Bank has entered into individual executive incentive retirement plan (“EIRP”) agreements with each of Mr. Lopp and Mr. Huber; these agreements are described in more detail in “Executive Compensation—Executive Incentive Retirement Agreements” and “Executive Compensation—Potential Payments Upon Termination or Change in Control” below. Under the terms of these agreements, each of these executives was credited with an additional amount to his book-entry “incentive award account” under his agreement in 2020 based on a monthly crediting formula. These amounts would be generally payable upon a separation from service or certain “change of control” events, if payable in accordance with their terms and in accordance with applicable law, and provide for death benefits in the event of death in active service to the Bank. For fiscal year 2020, Mr. Lopp’s benefit under his agreement increased by $12,912, and Mr. Huber’s benefit under his agreement increased by $24,761. The EIRP agreements were terminated effective January 1, 2021, which will eliminate any further crediting to an individual’s book-entry incentive award account but will allow for interest crediting in accordance with the EIRP agreements. None of Mr. O’Brien, Mr. Sinatra, Ms. Meredith or Ms. Kimmel was a party to an EIRP agreement.
Severance Agreements. Pursuant to the terms of a Change of Control Agreement between the Bank and Ms. Meredith, Ms. Meredith may be entitled to certain payments in the event of a change of control of the Bank. See “Potential Payments Upon Termination or Change in Control” and “Executive Compensation—Employment Arrangements—Christine Meredith” below.
On December 17, 2020, the Bank’s Board of Directors approved a nondiscriminatory severance payment plan (the “Severance Plan”), subject to the receipt of applicable regulatory approval prior to its implementation. Such plan provides for payment of severance benefits upon the occurrence of certain involuntary termination events. If the Bank receives regulatory approval to implement the Severance Plan, Mr. Huber and Ms. Kimmel would be entitled to payments thereunder upon the occurrence of certain involuntary termination events. These payments would be on the same terms and conditions as for all other eligible employees. Mr. Sinatra would also be entitled to a payment of $105,769 under the Severance Plan pursuant to the terms of his release agreement entered into in connection with his termination of employment. See “—Potential Payments Upon Termination or Change in Control” and “Executive Compensation—Employment Arrangements—Severance Plan” below.
Mr. O’Brien is not a party to a change of control or severance agreement with the Bank, but the terms of his employment agreement provide that the parties will negotiate in good faith for a severance and change of control agreement to be entered into after first receiving approval under the FDIC’s “golden parachute” rules. See “Executive Compensation—Employment Arrangements—Thomas M. O’Brien” below. Prior to approval of a change of control agreement between the Bank and Mr. O’Brien, Mr. O’Brien would be entitled to payments under the Severance Plan if applicable regulatory approval is obtained for the Severance Plan.

Perquisites. Mr. O’Brien received travel reimbursement of $8,059, hotel reimbursement of $7,938, a car allowance of $3,686 and an apartment allowance of $7,986 for 2020, all in accordance with the terms of his employment agreement. Mr. Lopp received a car allowance of $2,500 for 2020. Mr. Sinatra received a car allowance of $25,296 for 2020 and also received $9,349 in 2020 as reimbursement for dues related to a club membership.
Other Compensation. In addition to the compensation components listed above, the NEOs are eligible to participate in the Company’s broad-based employee plans such as medical, dental, vision, disability and the 401(k) plan with a Company matching contribution, which is described in more detail in “Executive Compensation—Defined Contribution Retirement Plan” below. Each NEO was eligible to participate in the Company’s employee term life insurance policy during the 2020 fiscal year at no cost to the employee with such death benefit equal to one times current annual base salary, up to a maximum death benefit of $200,000. NEOs may also purchase additional life insurance for themselves and their spouse and dependents (up to a maximum death benefit of $500,000 for themselves) on the same terms and conditions as other employees. For 2021, the death benefit was increased to two times current annual base salary up to a maximum of $500,000.
Clawback Policy
Effective as of September 9, 2020, the Board of Directors has adopted policies (together, the “Clawback Policy”) which provides for the recoupment of certain cash and equity incentive compensation from executive officers in the event of an accounting restatement and/or detrimental conduct. See “Corporate Governance—Clawback Policy” above.
Risk Assessment
The charter for the Compensation Committee provides that it is responsible for reviewing the Company’s compensation policies and practices for all employees regarding whether any risks arising from the Company’s compensation practices, policies and programs are reasonably likely to have a material adverse effect on the Company. Day-to-day risk management is the responsibility of management. With respect to executive management, the Compensation Committee designed the incentive compensation program for executives to include multiple performance measures with Compensation Committee discretion rather than a purely formulaic approach based on a single performance metric so as to not encourage its executive officers to take unnecessary or excessive risks that threaten the value of the Company. Such plans do not encourage behavior focused on short-term results to the detriment of long-term value creation. Therefore, the Compensation Committee believes that its compensation policies and practices for its executive officers do not encourage unnecessary risk taking that is reasonably likely to have a material adverse effect on the Company.
In 2019 and prior years, the Company’s commission plans and programs did not properly account for potential risks, particularly those risks that were identified in the Internal Review. The Company took a number of steps to remedy these potential risks including first voluntarily suspending and thereafter permanently discontinuing the Advantage Loan Program. The Company also engaged an outside consultant in 2020 to review its compensation programs that previously rewarded loan officers solely for production volume. In March 2021, the Compensation Committee implemented a compensation program for both residential and commercial loan officers that it believes will mitigate risk. In addition to a base salary, residential loan officers will receive a commission determined by performance scorecard points based on weighted factors related to the quality of loans closed each month with a loan production component. Commissions for residential loan officers will be calculated monthly. Compensation for the commercial lending staff is comprised of salary with an annual variable compensation component. Variable compensation for commercial loan officers will not exceed a certain percentage of a loan officer’s base salary and is discretionary based on a variety of weighted criteria, including portfolio management, loan production, and corporate compliance. The Compensation Committee is confident that the changes implemented will mitigate the potential for unnecessary risk-taking going forward.
Shareholder Advisory Vote
The Company has not previously sought a shareholder advisory vote on executive compensation issues because of the Company’s status as an “emerging growth company” under the rules of the SEC. Included in this proxy statement are both a “Say on Pay” shareholder advisory vote and a “Say When on Pay” shareholder advisory vote.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the CD&A required by Item 402(b) of Regulation S-K with management. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the CD&A be included in the Company’s Proxy Statement on Schedule 14A for the Annual Meeting.
COMPENSATION COMMITTEE OF STERLING BANCORP, INC.
Lyle Wolberg, Chairman
Peggy Daitch
Denny Kim

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth information regarding the compensation paid or awarded to, or earned by, each of our NEOs for our fiscal years ended December 31, 2020, 2019 and 2018.
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All other Compensation ($)(4)(5)	Total ($)
Thomas M. O’Brien, Chief Executive Officer(6)	2020	1,650,000	—	—	354,000	—	—	36,219	2,040,219
Stephen Huber, Chief Financial Officer(7)	2020	175,000	50,000	47,925	16,070	—	—	35,613	324,608
	2019	159,337	45,000	36,949	12,461	—	—	29,122	282,869
Thomas Lopp, President, COO, CFO and Chief Executive Officer(8)	2020	147,560	105,917	147,466	49,445	—	—	15,412	465,800
	2019	295,962	150,000	61,575	62,304	—	—	52,696	622,537
	2018	244,616	175,000	112,035	54,720	—	—	48,813	635,184
Colleen Kimmel, Executive Vice President, General Counsel and Corporate Secretary	2020	235,576	45,000	63,902	—	—	—	7,067	351,747
Peter Sinatra, Chief Executive Officer of Quantum Capital Management(9)	2020	500,000	—	—	—	—	—	43,195	543,195
	2019	500,000	250,000	29,551	9,968	—	—	46,363	835,882
	2018	500,000	500,000	37,345	18,240	—	—	48,136	1,103,721
Christine Meredith, Executive Vice President and Chief Risk Officer(10)	2020	221,154	70,000	49,153	—	—	—	5,481	345,788
(1)
Mr. Lopp’s bonus was paid in accordance with the metrics described in the “Compensation Discussion & Analysis - Annual Cash Incentive Compensation” section above. Mr. Huber and Ms. Kimmel received discretionary bonuses. These bonuses were all paid in 2020.

(2)
Represents the grant date fair value calculated based on the closing price of the Company’s common stock on the grant date, reduced by the dividends per share expected to be paid during the period the shares are not vested. For more information concerning the assumptions used for these calculations, see Note 12 to our consolidated financial statements included in “Item 8. Financial Statements and Supplementary Data” in our 2020 Annual Report.

(3)
Represents the grant-date fair value of option awards calculated in accordance with FASB Accounting Standards Codification Topic 718. The Company uses the Black-Scholes option pricing model to determine the grant-date fair value of the stock options on the date of grant. For more information concerning the assumptions used for these calculations, see Note 12 to our consolidated financial statements included in “Item 8. Financial Statements and Supplementary Data” in our 2020 Annual Report.

(4)
The NEOs are eligible to participate in certain group life, health and disability insurance plans not disclosed in the Summary Compensation Table that are generally available to salaried employees and do not discriminate in scope, terms and operation.

(5)	The table below summarizes all other compensation for our NEOs for fiscal years 2018, 2019 and 2020:
All Other Compensation ($)
Officer	2018	2019	2020
Thomas M. O’Brien
Automobile Allowance	—	—	3,686
Employer Contributions to Defined Contribution Plan	—	—	8,550
Travel Reimbursement	—	—	8,059
Apartment Allowance	—	—	7,986
Hotel Reimbursement	—	—	7,938
Subtotal	—	—	36,219

Stephen Huber
Amounts Credited to EIRP	—	22,863	24,761
Employer Contributions to Defined Contribution Plan	—	6,259	5,250
Cash Service Award	—	—	5,602
Subtotal	—	29,122	35,613

Thomas Lopp
Automobile Allowance	6,000	6,000	2,500
Amounts Credited to EIRP	33,028	35,769	12,912
Employer Contributions to Defined Contribution Plan	9,785	10,927	—
Subtotal	48,813	52,696	15,412

Colleen Kimmel
Employer Contributions to Defined Contribution Plan	—	—	7,067
Subtotal	—	—	7,067

Peter Sinatra
Automobile Allowance	25,296	25,296	25,296
Reimbursement of Club Membership Dues	11,840	10,821	9,349
Employer Contributions to Defined Contribution Plan	11,000	10,246	8,550
Subtotal	48,136	46,363	43,195

Christine Meredith
Employer Contributions to Defined Contribution Plan	—	—	5,481
Subtotal	—	—	5,481

Total	93,949	128,181	142,987
(6)	Mr. O’Brien became an employee, and was appointed to the positions of Chairman, President and Chief Executive Officer of the Company, effective June 3, 2020.
(7)	Mr. Huber was also appointed as interim CEO from May 7, 2020 to June 3, 2020.
(8)	Mr. Lopp resigned from all positions with the Company and the Bank on May 7, 2020.
(9)
Mr. Sinatra resigned from the Board of Directors and from the board of directors of the Bank on October 14, 2020 and resigned from all his positions with Quantum Capital Management, the Company and the Bank, and each of their subsidiaries and affiliates, effective December 31, 2020.

(10)
Ms. Meredith became an employee, and was appointed as Chief Risk Officer, with a starting date of February 3, 2020. Ms. Meredith entered into an offer letter providing for a salary of $250,000 and a target annual bonus of 20% of base salary. Ms. Meredith received a one-time signing bonus of $70,000, which would have been subject to a clawback of 100% of Ms. Meredith’s bonus if her employment had terminated prior to the one-year anniversary of her start date and is subject to a clawback of 50% of the bonus if her employment terminates after the one-year anniversary of her start date but prior to the two-year anniversary of her start date.

Grants of Plan-Based Awards in 2020
The following table provides information about plan-based awards granted to the named executive officers in 2020:
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Shares Underlying Options (#)	Exercise or base price of option awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas M. O’Brien(1)	06/05/2020	—	—	—	—	—	—	—	300,000	4.00	354,000
Stephen Huber(2)	03/02/2020	—	—	—	—	—	—	6,866	9,028	7.10	63,995
Thomas Lopp(2)(3)	03/02/2020	—	—	—	—	—	—	21,127	27,778	7.10	196,911
Colleen Kimmel(2)	03/02/2020	—	—	—	—	—	—	9,155	—	—	63,902
Peter Sinatra(3)	—	—	—	—	—	—	—	—	—	—	—
Christine Meredith(2)	03/02/2020	—	—	—	—	—	—	7,042	—	—	49,153
(1)
The stock options granted to Mr. O’Brien were granted pursuant to a non-plan inducement grant, as set forth in his employment agreement, and are described in “—Employment Arrangements” section below, of which one-third vests on January 1, 2021, one-third vests on June 5, 2021 and one-third vests on January 1, 2022.

(2)	These awards were granted in 2020 under the 2017 Omnibus Equity Incentive Plan and vest ratably over three years (one-third per year) and have a maximum term of ten years.
(3)	Upon Messrs. Lopp’s and Sinatra’s respective resignations, they forfeited all of their respective restricted stock, and the unexercised stock options are no longer outstanding.
Outstanding Equity Awards at 2020 Fiscal Year-End
The following table provides information on the holdings of equity awards by our named executive officers as of December 31, 2020. Upon Messrs. Lopp and Sinatra’s respective resignations, each forfeited all of his restricted stock, and the unexercised stock options are no longer outstanding.
	Option awards					Stock awards
Name	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)(6)	Equity incentive plan awards: number of unearned shares, units of other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Thomas M. O’Brien(1)	—	300,000	—	4.00	6/5/2030	—	—	—	—
Stephen Huber(2)(3)(4)(5)(7)(8)	—	2,300	—	13.73	3/21/2028	1,675	7,604	—	—
	—	3,894	—	10.12	3/1/2029	3,706	16,825	—	—
	—	9,028	—	7.10	3/2/2030	6,866	31,171	—	—
Colleen Kimmel(2)(3)(4)(7)	—	3,150	—	13.73	3/21/2028	2,200	9,988	—	—
	—	—	—	—	—	4,941	22,432	—	—
	—	—	—	—	—	9,155	41,563	—	—
Christine Meredith(7)	—	—	—	—	—	7,042	31,970	—	—
(1)
On June 6, 2020, Mr. O’Brien received a grant of 300,000 stock options, which would vest in installments of one-third of the award on January 1, 2021, one-third on the anniversary of the grant date and one-third on January 1, 2022.

(2)
On March 21, 2018, Ms. Kimmel and Mr. Huber received grants of 2,200 and 1,675 restricted stock awards, respectively, which would vest in installments of 50% on each of the third and fourth anniversary of the grant date.

(3)
On March 21, 2018, Ms. Kimmel and Mr. Huber received grants of 3,150 and 2,300 stock options, respectively, which would vest in installments of 50% on each of the third and fourth anniversary dates of the grant.

(4)
On March 1, 2019, Ms. Kimmel and Mr. Huber received grants of 4,941 and 3,706 restricted stock awards, respectively, which would vest in installments of 50% in each of the third and fourth anniversary of the grant date. The grant date fair value is computed in accordance with FASB ASC Topic 718.

(5)	On March 1, 2019, Mr. Huber received a grant of 3,894 stock options, which would vest in installments of 50% on each of the third and fourth anniversary dates of the grant.
(6)	Based on the closing price of the Company’s common stock on the Nasdaq on December 31, 2020, which was $4.54.
(7)
On March 2, 2020, Mr. Huber, Ms. Kimmel and Ms. Meredith received grants of 6,866, 9,155 and 7,042 restricted stock awards, respectively, which would vest ratably over three years on each of the first, second and third anniversary of the grant date.

(8)	On March 2, 2020, Mr. Huber received a grant of 9,028 stock options, which would vest ratably over three years on each of the first, second and third anniversary of the grant date.
No options were exercised by named executive officers in 2020, and no equity units held by named executive officers were vested in 2020.
Employment Arrangements
Thomas M. O’Brien
The Company entered into an employment agreement with Thomas M. O’Brien dated as of June 1, 2020 (the “O’Brien Employment Agreement”). The O’Brien Employment Agreement provides that Mr. O’Brien’s initial base salary will be $3,000,000 per year. The Board of Directors was required under the O’Brien Employment Agreement to take all actions necessary to appoint Mr. O’Brien as a director of the Company and the Bank, and to the executive committee, if any, of each of the boards of directors of the Company and the Bank, and to nominate him for election by the Company’s shareholders as a member of the Board of Directors.
As an inducement to Mr. O’Brien accepting employment with the Company, pursuant to the O’Brien Employment Agreement, on June 5, 2020 Mr. O’Brien was granted a stock option to purchase 300,000 shares of the Company’s common stock (“Common Stock”; and such option, the “Option”) with an exercise price per share of $4.00, which is equal to the average of the high and the low sales prices of the Common Stock underlying the Option on the date of grant. The Option has a term of ten years unless terminated earlier under the terms of the option agreement. The Option vested as to one-third (1/3) on January 1, 2021 and will vest as to one-third (1/3) on June 5, 2021, which is the first anniversary of the date of grant, and will vest as to one-third (1/3) on January 1, 2022, subject to Mr. O’Brien’s remaining employed on the applicable vesting date; provided that, the unvested portion of the Option would vest immediately in full upon Mr. O’Brien’s termination of employment due to “death” or “disability” and would vest immediately in full upon a “change of control” (each, as defined in the O’Brien Employment Agreement). In the event of termination of employment other than termination for “cause” (as defined in the O’Brien Employment Agreement), if the Option is exercisable at the time of such termination of employment, it will remain exercisable for three years following termination, provided that Mr. O’Brien remains in compliance with certain terms contained in the O’Brien Employment Agreement. The Company is required to cause any equity awards to be received under the O’Brien Employment Agreement to be registered with the SEC as soon as practicable following the Company’s eligibility to do so. The award was granted pursuant to an option award and is not subject to the Company’s 2017 Omnibus Equity Incentive Plan.
Pursuant to the O’Brien Employment Agreement, Mr. O’Brien receives a temporary housing allowance and relocation assistance (which includes the payment of a rental allowance on the rental of an apartment and reimbursement of moving expenses) and a weekly travel allowance (for travel expenses to Mr. O’Brien’s residence). Mr. O’Brien is also entitled to participate in any employee benefits, fringe benefits, perquisites and business expense reimbursements that the Company or the Bank offers to full-time employees or other members of executive management other than through or related to bank-owned life insurance arrangements. Under the O’Brien Employment Agreement, Mr. O’Brien is also eligible to receive annual equity awards at the discretion of the Company’s Compensation Committee.
The O’Brien Employment Agreement also contains customary non-solicitation, non-competition and non-disclosure provisions.
Mr. O’Brien also entered into a stock purchase agreement with the Company (the “Stock Purchase Agreement”), pursuant to which Mr. O’Brien agreed to purchase 300,000 shares of Common Stock directly from the Company with his own funds within 12 months from the date of commencement of his employment. All purchases must be made based on then current trading prices of the Company’s common stock at the time of purchase. The shares to be purchased will not initially be registered under the Securities Act of 1933, as amended. However,

Mr. O’Brien will receive customary “piggy-back” registration rights that provide for Mr. O’Brien to add the shares he purchases to future registrations of securities by the Company.
Peter Sinatra
Peter Sinatra entered into an employment agreement with the Bank and its affiliated entities effective April 1, 2017 (“Sinatra Employment Agreement”) to serve as the Chief Executive Officer for Quantum Capital Management. Mr. Sinatra’s initial base salary under the Sinatra Employment Agreement was $500,000, which could be adjusted annually in the discretion of the Board of Directors. The Sinatra Employment Agreement provided that Mr. Sinatra could be paid an annual bonus of $250,000, which could be increased annually at the discretion of the Board of Directors, based on the attainment of objectives determined by the Board of Directors. Mr. Sinatra was eligible to participate in standard benefit plans provided to other executive employees, including the Quantum Fund, LLC Equity Interest Plan (the “Quantum Plan”). Mr. Sinatra was reimbursed for reasonable out-of-pocket expenses incurred in the performance of his services and was reimbursed for club membership and the lease expense of an automobile.
The Sinatra Employment Agreement provided that it could be terminated by the Bank choosing not to renew Mr. Sinatra’s term of employment, for “cause” (as defined in the agreement) and due to death, disability and mutual agreement. Mr. Sinatra’s employment was to continue under the Sinatra Employment Agreement until either party gave notice of its intent to terminate the employment, subject to annual review by the board of directors of the Bank for approval to extend such agreement. If Quantum Fund, LLC (“Quantum”) failed to cause Mr. Sinatra to be elected to a position with the Bank, the result of which was that Mr. Sinatra was no longer the Chief Executive Officer of Quantum Capital Management, Mr. Sinatra had the right to terminate his services by providing 30 days’ notice, which the Bank had 30 days to cure. If Mr. Sinatra’s employment were terminated by the employer or for death, disability or mutual agreement, the Sinatra Employment Agreement provided for him to receive any base salary earned but not yet paid, any bonus awarded but not yet paid, reimbursement of business expenses incurred but not yet paid and any other benefits accrued and earned through the date of termination in accordance with applicable plans and programs of the Bank. In addition, if his employment were terminated by the employer without cause, the Sinatra Employment Agreement provided that he would receive a continuation of his base salary, at the rate in effect on the date of his termination for the Severance Period and continued participation in benefit programs and plans and other benefits made available to employees of the Bank until the expiration of the Severance Period. If his employment were terminated on account of an involuntary termination on account of a change in control (as defined in the Sinatra Employment Agreement) within 90 days following the date of such change in control, the Sinatra Employment Agreement provided that Mr. Sinatra would receive a lump sum severance payment equal to his annual base salary then in effect, subject to signing a release. The Sinatra Employment Agreement also contained a confidentiality provision, a one-year non-solicitation provision and regulatory restrictions. Mr. Sinatra also received an Equity Interest Unit Award dated March 31, 2017 granting 20% Equity Interest Units under the Quantum Plan, the provisions of which are described below. The initial value of the award as of the grant date was $0, and the value and payment of Equity Interest Units depended on the extent to which the units increased in value. If Mr. Sinatra’s employment were terminated for “cause” (as defined in the Quantum Plan), he would forfeit all his benefits under the plan. Mr. Sinatra resigned from the Board of Directors and from the board of directors of the Bank on October 14, 2020 and resigned from all his positions with Quantum Capital Management, the Company and the Bank, and each of their subsidiaries and affiliates, on December 31, 2020. Upon Mr. Sinatra’s resignation, he forfeited all of his restricted stock, and all of his stock options that were unexercised are no longer outstanding. No payments were made to Mr. Sinatra under the Sinatra Employment Agreement in connection with his termination of employment.
The Quantum Plan provided for the grant of “Equity Interest Units” (which were non-equity units awarded under the plan that reflected value similar to that of a membership unit in Quantum) and “Equity Appreciation Units” (which provided for the right to receive payment equal to the amount by which the value of an Equity Interest on a “distributable event” (as defined in the plan) exceeded the fair market value of a membership unit of Quantum on the grant date). A “distributable event” was defined as the earliest of the date on which a participant became fully vested in the Equity Interest Units, the date of a participant’s death, termination of employment for a reason other than a “termination for cause” or “disability” or a “change in control” (as each was defined in the Quantum Plan). The Quantum Plan provided that Mr. Sinatra was granted the award on March 31, 2017 and, due to service prior to the date of grant, would become fully vested on December 31, 2019. On a “distributable event”, the Quantum Plan provided that a participant would receive an amount equal to the appreciation on vested Equity Interest Units, if any, paid in a single lump sum payment within 90 days after a distributable event that is not a change in control or no later than 30 days following a change in control. If an employee were terminated for cause, the participant would forfeit all Equity Interest Units. Quantum additionally could, at its discretion, accelerate the vesting of Equity Interest Unit awards under the Quantum Plan. The maximum number of Equity Interest Units that could be granted under the plan was an amount equal to 40% of the outstanding membership units in Quantum. Quantum did not make any payments to Mr. Sinatra upon his award becoming vested on December 31, 2019 or upon his termination of employment because no payments were due under the formula in the Quantum Plan.
Christine Meredith
Christine Meredith was hired by the Bank in the role of Chief Risk Officer effective February 3, 2020. Ms. Meredith entered into an offer letter providing for a base salary of $250,000 per year and a target annual bonus of 20% of base salary. Ms. Meredith received a one-time signing bonus of $70,000, which was subject to a clawback of 100% of Ms. Meredith’s bonus if her employment was terminated prior to the one-year anniversary of her start date and is subject to a clawback of 50% of the bonus if her employment terminates after the one-year anniversary of her start date but prior to the two-year anniversary of her start date. Ms. Meredith also was granted restricted stock in connection with her hiring. The offer letter provided that in the event of a change in control that included the loss of Ms. Meredith’s job, the Bank would pay 12 months of Ms. Meredith’s base salary; however, the Change of Control Agreement (as defined below) superseded these provisions. The offer letter also provided for full vesting of equity awards on a change of control and, under the terms of the 2017 Omnibus Equity Incentive Plan and the 2020 Omnibus Equity Incentive Plan, all grants of restricted stock would be vested upon a change of control as defined in those plans.
Ms. Meredith entered into a change of control agreement with the Company (the “Change of Control Agreement”) on March 10, 2021. The Change of Control Agreement will remain in effect until the third anniversary of the date of the Change of Control Agreement or, if earlier, the first anniversary of a change of control (as defined below).
Under the Change of Control Agreement, if the Bank or the Company terminates Ms. Meredith’s employment at any time prior to the occurrence of a pending change of control (as defined in the Change of Control Agreement) for any reason or for no reason, or if Ms. Meredith’s employment terminates due to death, the Bank will pay Ms. Meredith or her estate earned but unpaid compensation and benefits due under the terms of benefit plans and programs and compensation plans and programs (including bonuses), if any (the “Standard Entitlements”). If Ms. Meredith’s employment is terminated at any time for cause (as defined in the Change of Control Agreement) or if Ms. Meredith resigns without good reason (as defined in the Change of Control Agreement), the Bank will pay her the Standard Entitlements.
If Ms. Meredith’s employment is terminated without cause or if Ms. Meredith resigns for good reason (as defined in and provided for in the Change of Control Agreement) after a change of control or a pending change of control, the Bank will pay Ms. Meredith the Standard Entitlements, and, if the termination of employment occurs not later than one year after the change of control, the Company will pay an amount equal to 12 months of base salary paid in a lump sum on the 60th day after termination of employment, subject to a release of claims becoming effective. Currently, Ms. Meredith’s annual base salary is $250,000.
If Ms. Meredith’s employment is terminated due to disability (as defined in the Change of Control Agreement) after a change of control or a pending change of control, the Bank will pay to Ms. Meredith the Standard Entitlements, and the Company will pay base salary continuation at the annual rate in effect immediately prior to the termination of her employment during a period ending on the earliest of (i) one hundred eighty (180) days after the date of termination of her employment; (ii) the date on which long-term disability insurance benefits are first payable to her under any long-term disability insurance plan covering employees of the Bank; and (iii) the date of her death.
The Change of Control Agreement also contains customary non-solicitation, non-competition and non-disclosure provisions. Payments under the Change of Control Agreement are subject to restrictions of specified applicable banking regulatory requirements, as well as to the Company’s Clawback Policy and any other applicable recoupment law or policy.
A “pending change of control” is defined as the signing of a definitive agreement for a transaction which, if consummated, would result in a Change of Control; or the commencement of a tender offer which, if successful, would result in a Change of Control and, in the event that such transaction or tender offer which constituted a pending change of control is terminated before a Change of Control occurs, the pending change of control will be treated as if it had not occurred following such termination.

Equity Incentive Plans
Equity Incentive Plans Generally
The Company has adopted two equity incentive plans, the Sterling Bancorp, Inc. 2017 Omnibus Equity Incentive Plan (the “2017 Omnibus Plan”) and the Sterling Bancorp, Inc. 2020 Omnibus Equity Incentive Plan (the “2020 Omnibus Plan”, and together with the 2017 Omnibus Plan, the Equity Incentive Plans). Following the approval of the 2020 Omnibus Plan, described below, the Company will issue no further awards under the 2017 Omnibus Plan (other than to satisfy awards existing as of the date of shareholder approval). Information specific to each Equity Incentive Plan is discussed in more detail under the applicable heading below. The terms applicable to both Equity Incentive Plans are discussed here.
The Equity Incentive Plans provide for grants of stock options, restricted stock, stock appreciation rights and performance awards. The Equity Incentive Plans are administered by the Compensation Committee. The terms and conditions of each award made under the Equity Incentive Plans, including vesting requirements, are set forth consistent with the Equity Incentive Plans in a written agreement with the grantee. Eligible directors, officers and consultants are eligible for grants under the Equity Incentive Plans. In connection with a change of control, as defined in each applicable Equity Incentive Plan, the Compensation Committee may accelerate vesting of stock options made under the applicable Equity Incentive Plan and restricted stock awards will become fully vested.
2017 Omnibus Equity Incentive Plan
The Company adopted the 2017 Omnibus Plan in 2017. The purpose of the 2017 Omnibus Plan is to promote the Company’s and its shareholder’s interests by providing these individuals with additional incentives to remain with the Company and its subsidiaries, to increase their efforts to make the Company more successful, to reward such persons by providing an opportunity to acquire shares of common stock on favorable terms and to attract and retain the best available personnel to participate in the ongoing business operations of the Company. 4,237,100 shares of our common stock were authorized for issuance under the 2017 Omnibus Plan, subject to adjustment in the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding common stock as a class without the Company’s receipt of consideration.
Equity Awards of Terminated Executive Officers
Under the terms of the 2017 Omnibus Plan, as described below, Messrs. Lopp and Sinatra had received the grants of restricted stock awards and stock options on each of March 21, 2018 and March 1, 2019, and Mr. Lopp had received grants of restricted stock awards and stock options on March 2, 2020, described in “Executive Compensation—Outstanding Equity Awards at 2020 Fiscal Year-End.” Subject to the terms of the 2017 Omnibus Plan and their agreements, such restricted stock awards granted to Messrs. Lopp and Sinatra that were unvested as of the termination of their employment have been forfeited and the stock options that were unexercised are no longer outstanding.
2020 Omnibus Equity Incentive Plan
The Company adopted the 2020 Omnibus Plan in 2020. The reason for the adoption of the 2020 Omnibus Plan was that the Board determined that it was appropriate for future equity awards to be made under a plan reflecting certain changes from the 2017 Omnibus Plan that reflect current market norms and corporate governance standards for equity plans. The 2020 Omnibus Plan serves to align the interests of the Company’s executive officers with those of its shareholders and serves to promote the interests of the Company by providing such equity incentives to attract and retain employees, officers and directors. 3,979,661 shares of our common stock were authorized for issuance under the 2020 Omnibus Plan, subject to adjustment in the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding common stock as a class without the Company’s receipt of consideration, of which 3,934,661 shares remain available for issuance and use as of March 29, 2021.
Some of the changes from the 2017 Omnibus Plan to the 2020 Omnibus Plan included eliminating Compensation Committee discretion in granting awards to non-employee directors by providing for fixed annual grants of restricted stock to non-employee directors with a set vesting schedule, eliminating language from the definition of “Change of Control” that allows the Compensation Committee to determine when a change of control has occurred and eliminating provisions permitting shares used to pay the exercise price of an award or satisfy the tax withholding obligations related to the award to become available for future grant.

In addition, all awards granted under the 2020 Omnibus Plan are subject to the Sterling Bancorp, Inc. Clawback Policy and any other recoupment policy adopted by the Company and any recoupment requirement imposed under applicable laws.
Defined Contribution Retirement Plan
The Bank maintains a defined contribution retirement plan, the Sterling Bank & Trust 401(k) Profit Sharing and Trust (the “401(k) Plan”). The 401(k) Plan allows for annual employee pre-tax deferrals or Roth 401(k) contributions and an employer matching contribution up to the lesser of 100% of eligible compensation or the maximum employee deferral permitted under the Internal Revenue Code (in 2020, this was $19,500 and an additional “catch-up” amount of $6,500 for employees over age 50). Under the terms of the 401(k) Plan as in effect in 2020, the Bank made matching contributions in an amount equal to 100% of the lesser of the first 3% of the amount the employee contributed or deferred or 3% of the employee’s base salary during such quarter. This matching contribution was made quarterly, and the employee was required to be employed by the Bank on the date it was made in order to receive it. In addition, the 401(k) Plan provided that the Bank would also make a contribution of up to 1% of the amount contributed based on a tiered scale of the Bank’s “return on assets” for the prior year. The matching contributions were made only up to the amount of the employee’s deferrals or contributions for the plan. The Bank also has the discretion to make additional contributions. The Bank has amended the 401(k) Plan effective as of January 1, 2021 to, among other things, increase the employer matching contributions to 100% of the amount contributed or deferred by the participant up to 6%, which will be immediately vested. In addition, beginning with employee matching contributions with respect to the 2021 plan year, the employer matching contributions under the 401(k) Plan will be made in the form of stock of Sterling to be held in a unitized stock fund.
Executive Incentive Retirement Agreements
The Bank has entered into individual EIRP agreements with Mr. Lopp and Mr. Huber. These agreements provide for payments, if payable in accordance with their terms and in accordance with applicable law, upon a separation from service or a “change of control” (as defined in such agreements) if the individual has met specified vesting requirements. Mr. Lopp and Mr. Huber have met the vesting requirements based on their years of service with the Bank. Each of these agreements provide for death benefits in the event of death in active service to the Bank. Under the terms of these agreements, each of the executives received an additional amount to his book-entry “incentive award account” under the agreement in 2020 based on a monthly crediting formula. The employee may make an election to receive the payout as a lump sum or as an installment. Upon Mr. Lopp’s termination of employment, there was no further crediting to his book-entry incentive award account other than interest crediting in accordance with Mr. Lopp’s agreement. The EIRP agreements were terminated effective January 1, 2021. Termination eliminated any further crediting to Mr. Huber’s book-entry incentive award account but will allow for interest crediting in accordance with Mr. Huber’s agreement.
Additional information on potential payouts on termination of employment or change of control as of December 31, 2020 are set forth under “Executive Compensation—Potential Payments Upon Termination or Change in Control.”
Severance Plan
On December 17, 2020, the Bank’s board of directors adopted the Severance Plan, subject to the receipt of regulatory non-objection by the OCC. Participation in the Severance Plan is generally available to full-time and part-time employees of the Company who have completed a year of service with the Company, the Bank and their subsidiaries and who do not have individual severance arrangements. The Severance Plan provides for a lump sum payment of severance benefits upon the occurrence of certain involuntary termination events. Absent a change in control (as defined in the Severance Plan), the amount of the severance payment is equal to the product of: (i) the employee’s years of service through the severance date and (ii) one week’s base compensation. In the event of a change in control, the amount of the severance payment is equal to the product of: (i) the employee’s years of service through the severance date, and (ii) two weeks’ base compensation. The minimum payment under the Severance Plan is equal to not less than four weeks’ base compensation, and the maximum payment under the Severance Plan is equal to not more than 26 weeks’ base compensation, unless an employee’s qualification for the payment is due to a change in control, in which case the maximum payment made to the employee shall not exceed 52 weeks’ base compensation. Eligible employees who elect to receive continuation health care coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 under the Bank's group health care plan will only be required to pay active employee rates for six months, and employees will be compensated for outplacement services for six months. If the Bank receives regulatory approval to implement the Severance Plan, Mr. O’Brien, Mr. Huber and Ms. Kimmel would be entitled to payments thereunder upon the occurrence of certain involuntary termination events. These payments would be on the same terms and conditions as for all other eligible employees. In connection with the termination of his employment, Mr. Sinatra entered into a release of claims and will receive a payment of $105,769 under the Severance Plan, as well as partial COBRA continuation reimbursements for six months, subject to, and upon the receipt of, regulatory non-objection to the Severance Plan from the OCC. The release agreement waived the non-solicitation restrictive covenant requirements contained in Mr. Sinatra’s employment agreement.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Potential payments upon a termination or change in control as of December 31, 2020 for the named executive officers are set forth in the Change in Control and Severance Payments Table below.
The amounts of these payments as of December 31, 2020 for Messrs. O’Brien, Sinatra and Huber, Ms. Kimmel and Ms. Meredith are set forth in the Severance Payments Table. As of December 31, 2020, the EIRP agreements between the Bank and each of Messrs. Huber and Lopp provided for payments in connection with a termination of employment or change of control if payable in accordance with their terms and in accordance with applicable law. As of December 31, 2020, payment of amounts under the EIRP agreements, if payable in accordance with their terms and in accordance with applicable law, would have been $359,302 for Mr. Lopp and $217,274 for Mr. Huber. Payments, if payable in accordance with their terms and in accordance with applicable law, would be made in a lump sum as elected by the executive in the distribution election form under the agreement. Mr. Lopp did not receive any payments in connection with his resignation. However, any payment that may be due under Mr. Lopp’s EIRP agreement is subject to applicable regulatory non-objection.
In addition, restricted stock awards become fully vested in the event of a change of control and the Compensation Committee has the discretion to accelerate unvested stock options in the event of a change of control. As of December 31, 2020, the acceleration of the restricted stock awards would have resulted in payments in aggregate values of: $55,600 to Mr. Huber; $73,983 to Ms. Kimmel; and $31,970 to Ms. Meredith, respectively, in each case, based on the closing price of our common stock as of December 31, 2020 of $4.54. No value would be realized with respect to the options held by Mr. Huber and Ms. Kimmel as the exercise price of their unvested options exceeded the closing price of our common stock as of such date. The acceleration of the stock options held by Mr. O’Brien would have resulted in payments with an aggregate value of $162,000 under the terms described below. Mr. O’Brien has not been granted any restricted stock awards.
Mr. Sinatra did not receive any payments under his Employment Agreement on his termination of employment, nor were any payments were due to Mr. Sinatra under the Quantum Plan on his vesting on December 31, 2019 or upon his termination of employment. In connection with the termination of his employment, Mr. Sinatra entered into a release of claims and will receive a payment of $105,769 under the Severance Plan, as well as partial COBRA continuation reimbursements for six months, subject to, and upon the receipt of, regulatory non-objection to the Severance Plan from the OCC. For further detail about Mr. Sinatra’s Employment Agreement and the Quantum Plan, see “Executive Compensation—Employment Arrangements—Peter Sinatra.”
Mr. O’Brien may be entitled to payments under his stock option grant as described in “Executive Compensation—Employment Arrangements—Thomas M O’Brien.” The unvested portion of the Option would vest immediately in full upon Mr. O’Brien’s termination of employment due to “death” or “disability” and would vest immediately in full upon a “change of control” (each, as defined in the O’Brien Employment Agreement). In the event of termination of employment other than termination for “cause” (as defined in the O’Brien Employment Agreement), if the Option is exercisable at the time of such termination of employment, it will remain exercisable for three years following termination, provided that Mr. O’Brien remains in compliance with certain terms contained in the O’Brien Employment Agreement.
Ms. Meredith may be entitled to payments under the Change of Control Agreement as described in “Executive Compensation—Employment Arrangements—Christine Meredith.” If Ms. Meredith’s employment is terminated without cause or if Ms. Meredith resigns for good reason (as defined in and provided for in the Change of Control Agreement) after a change of control or a pending change of control, and the termination of employment occurs not later than one year after the change of control, the Company will pay an amount equal to 12 months of base salary paid in a lump sum on the 60th day after termination of employment, subject to a release of claims becoming effective. Currently, Ms. Meredith’s annual base salary is $250,000. If Ms. Meredith’s employment is terminated due to disability (as defined in the Change of Control Agreement) after a change of control or a pending change of control, the Company will pay base salary continuation at the annual rate in effect immediately prior to the termination of her employment during a period ending on the earliest of (i) one hundred eighty (180) days after the date of termination of her employment; (ii) the date on which long-term disability insurance benefits are first payable to her under any long-term disability insurance plan covering employees of the Bank; and (iii) the date of her death.

CHANGE IN CONTROL AND SEVERANCE PAYMENTS AS OF DECEMBER 31, 2020(1)
	Thomas M. O’Brien	Stephen Huber	Christine Meredith(2)	Colleen Kimmel	Peter Sinatra
Termination without Cause - No Change of Control
Salary Continuation	—	—	—	—	—
Benefits Continuation	—	—	—	—	—
EIRP Agreement Payments	—	$217,274	—	—	—
Total	—	$217,274	—	—	—
Disability(3)
Salary Continuation	—	—	$123,287	—	—
Benefits Continuation	—	—	—	—	—
EIRP Agreement Payments	—	$217,274	—	—	—
Restricted Stock Award Vesting(4)	—	$55,600	$31,970	$73,983	—
Stock Option Vesting(5)	$162,000	—	—	—	—
Total	$162,000	$272,874	$155,257	$73,983	—
Death(6)
Salary Continuation	—	—	—	—	—
Benefits Continuation	—	—	—	—	—
Death Benefit under EIRP Agreement(7)	—	$599,153	—	—	—
Restricted Stock Award Vesting(8)	—	$55,600	$31,970	$73,983	—
Stock Option Vesting(9)	$162,000	—	—	—	—
Total	$162,000	$654,753	$31,970	$73,983	—
Change of Control - No Termination of Employment
Salary Continuation	—	—	—	—	—
Benefits Continuation	—	—	—	—	—
EIRP Agreement Payments	—	$217,274	—	—	—
Restricted Stock Award Vesting(10)	—	$55,600	$31,970	$73,983	—
Stock Option Vesting(11)	$162,000	—	—	—	—
Total	$162,000	$272,874	$31,970	$73,983	—
Change of Control - Termination of Employment without Cause
Salary Continuation	—	—	$250,000	—	—
Benefits Continuation	—	—	—	—	—
EIRP Agreement Payments	—	$217,274	—	—	—
Restricted Stock Award Vesting(12)	—	$55,600	$31,970	$73,983	—
Stock Option Vesting(13)	$162,000	—	—	—	—
Total	$162,000	$272,874	$281,970	$73,983	—
(1)
Payments, if any, under the Severance Plan, which will become effective if regulatory non-objection is received from the OCC, are not disclosed in this table, because it does not discriminate, in scope, terms or operation, in favor of executive officers and is available generally to all salaried employees who have completed a year of service with the Company. Thomas Lopp is not included in this table, because he resigned prior to the end of 2020 and did not receive any payments on account of his resignation. See the narrative description above with respect to Mr. Lopp’s EIRP agreement.

(2)
The payments for Ms. Meredith are subject to the Change of Control Agreement described in “Executive Compensation—Potential Payments Upon Termination or Change in Control” above and, with respect to vesting of equity, the applicable equity plan rules. Payments upon Ms. Meredith’s disability are only made if the disability is subsequent to a change of control or pending change of control.

(3)	The Company maintains a disability plan which is generally available to all employees, and any payments or benefits under this plan are not disclosed in this table.
(4)	Restricted stock fully vests in the event of a termination of employment by reason of disability.
(5)
Options fully vest in the event an optionee becomes disabled while employed. As of December 31, 2020, other than for the stock option granted to Mr. O’Brien, the exercise price of each option exceeded the closing price of our common stock as of December 31, 2020 of $4.54. Mr. Sinatra was not employed at the end of 2020, and thus was entitled to no payments under these agreements as of December 31, 2020.

(6)	The Company maintains a life insurance plan that is generally available to all employees, and any payments under this plan are not disclosed in this table.
(7)
Under the executive’s executive incentive retirement plan agreement, a payment will be made to his beneficiary if he dies while in active service with the Bank. This amount would be paid in lieu of the payments to the executive. If the executive dies after payments have commenced but prior to the time the executive receives all distributions, the Bank will distribute the remaining amounts to his beneficiary in a lump sum.

(8)
Restricted stock fully vests in the event of a termination of employment by reason of death. Mr. Sinatra was not employed at the end of 2020, and thus was entitled to no payments under these agreements as of December 31, 2020.

(9)	Options fully vest in the event an optionee dies while employed. Mr. Sinatra was not employed at the end of 2020, and thus was entitled to no payments under these agreements as of December 31, 2020.
(10)	Restricted stock fully vests on the date of a change of control. Mr. Sinatra was not employed at the end of 2020, and thus was entitled to no payments under these agreements as of December 31, 2020.
(11)
The Committee has the discretion to provide that options are 100% vested on the date of a change of control. Mr. Sinatra was not employed at the end of 2020, and thus was entitled to no payments under these agreements as of December 31, 2020.

(12)	Restricted stock fully vests on the date of a change of control. Mr. Sinatra was not employed at the end of 2020, and thus was entitled to no payments under these agreements as of December 31, 2020.
(13)
The Committee has the discretion to provide that options are 100% vested on the date of a change of control. Mr. Sinatra was not employed at the end of 2020, and thus was entitled to no payments under these agreements as of December 31, 2020.

Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or compensation committee.
Chief Executive Officer Pay Ratio
The Company’s chief executive officer to median employee pay ratio was calculated in accordance with SEC requirements. However, due to the flexibility afforded by Item 402(u) of Regulation S-K in calculating the pay ratio, the ratio presented herein is a reasonable estimate and may not be comparable to the pay ratio presented by other companies.
The Company identified the median employee by examining 2020 total compensation for all employees of the Company excluding the Chief Executive Officer.
The employee population used to identify the Company’s median employee included all employees of the Company, whether employed on a full-time, part-time or seasonal basis, as of December 31, 2020. The compensation measure described above was consistently applied to this entire employee population. The Company did not make any assumptions, adjustments or estimates with respect to the employee population or the compensation measure, but it did annualize the compensation for any employees that were not employed by the Company for all of 2020.
After identifying the median employee based on the compensation measure described above, the Company calculated annual total compensation for the median employee using the same methodology used for our named executive officers as set forth in the “Summary Compensation Table” herein. The median employee was identified as of November 30, 2020, and the chief executive officer to median employee pay ratio was calculated with respect to the annualized compensation for Mr. O’Brien, who was the chief executive officer at that date. As illustrated in the table below, in 2020, the Company’s Chief Executive Officer’s annual total compensation was 56 times that of the Company’s median employee.
	Chief Executive Officer	Median Employee
2020 Annual Total Compensation	$3,362,550	$59,600
Total Annual Compensation Pay Ratio	56	1

DIRECTOR COMPENSATION
2020 Director Compensation Table
The table below sets forth the compensation of each non-employee director in 2020.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in pension value and nonqualified deferred compensation earnings	All other compensation ($)	Total ($)
Barry Allen(1)	98,000	—	—	—	—	—	98,000
Peggy Daitch	64,750	—	—	—	—	—	64,750
Tracey Dedrick(2)	—	—	—	—	—	—	—
Denny Kim(3)	16,000	—	—	—	—	—	16,000
Steven Gallotta(4)	17,000	—	—	—	—	—	17,000
Seth Meltzer	—	—	—	—	—	—	—
Sandra Seligman	—	—	—	—	—	—	—
Peter Sinatra(5)	—	—	—	—	—	—	—
Rachel Tronstein Stewart(6)	63,375	—	—	—	—	—	63,375
Benjamin Wineman	98,000	—	—	—	—	—	98,000
Lyle Wolberg	95,375	—	—	—	—	—	95,375
Total	452,500	—	—	—	—	—	452,500
(1)	Mr. Allen notified the Company of his resignation from the Board of Directors effective as of December 31, 2020.
(2)
Ms. Dedrick was appointed to the Board of Directors on December 17, 2020, effective upon receipt of regulatory non-objection from the OCC, which has been recently received. Accordingly, Ms. Dedrick received no compensation for 2020.

(3)	Mr. Kim was appointed to the Board of Directors on September 22, 2020, effective upon receipt of regulatory non-objection from the OCC, which was received later in 2020.
(4)	Mr. Gallotta was appointed to the Board of Directors on September 22, 2020, effective upon receipt of regulatory non-objection from the OCC, which was received later in 2020.
(5)
Mr. Sinatra served as Chief Executive Officer of Quantum Capital Management pursuant to an employment agreement described under “Executive Compensation—Employment Arrangements.” On October 14, 2020, Mr. Sinatra resigned from the Board of Directors and from the board of directors of the Bank in connection with the execution of an Asset Purchase Agreement by Quantum Capital Management to sell substantially all of its assets.

(6)	Ms. Tronstein-Stewart resigned from the Company as of December 4, 2020, the date of the 2020 annual meeting of shareholders.
Director Fees
Board of Directors members receive fees for Board of Directors and committee meetings attended. Board of Directors members receive a quarterly retainer of $7,500. For each standing committee of the Board of Directors, committee chairs receive $5,000 quarterly, and committee members receive $3,000 quartlerly. Fees for special and temporary committee assignments are as follows: $7,500 quarterly for the Demand Review Committee, $7,500 quarterly for the Independent Director Review Committee and $5,000 per quarter for the Compliance Committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the compensation arrangements with directors and executive officers described herein, the following is a description of transactions in 2020 to which we have been a party, in which the amount involved exceeded $120,000 and in which any of our directors, executive officers or beneficial holders of more than five percent of our capital stock, or their immediate family members or entities affiliated with them, had or will have a direct or indirect material interest.
Policies and Procedures Regarding Related Party Transactions
Transactions by the Company or the Bank with related parties are subject to certain regulatory requirements and restrictions, including Sections 23A and 23B of the Federal Reserve Act and the Federal Reserve’s Regulation W (which govern certain transactions by the Bank with its affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by the Bank to its insiders—i.e., executive officers, directors, principal shareholders and any related interest of such a person). The Bank’s written Regulation O Policy was revised in November 2020 to prohibit the extension of credit to insiders. Prior to this amendment, the Company had extended mortgage loans to insiders on their primary residences. These loans were all made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers and did not involve more than normal risk of collectability or present other unfavorable features. Several of these loans currently remain outstanding with the Bank.
Both the Company and the Bank have a written Affiliate Transactions Policy, which limits covered transactions with any single affiliate to less than 10%, and with all affiliates to less than 20%, of unimpaired capital and surplus. All covered transactions with affiliates must be made on terms and conditions that are consistent with safe and sound banking practices and are secured by a statutorily-defined amount of collateral. Neither the Company nor the Bank may purchase low-quality assets from an affiliate. Transactions between the Company or Bank and affiliates must be made on terms and under circumstances that are substantially the same, or at least as favorable to the Company or the Bank, respectively, as those prevailing at the time for comparable transactions with unaffiliated companies. No loans or extensions of credit may be made to an affiliate, unless the affiliate is engaged only in activities that a bank holding company may conduct.
We have adopted a written Related Persons Transactions Policy pursuant to which any person who currently is (or was since the beginning of the last fiscal year) an executive officer or a director (or director nominee) or the owner of more than 5% of our voting securities, including their immediate family members, and any entity employing any of the foregoing persons or in which any of the foregoing persons collectively have a direct or indirect interest of 10% or greater or is a general partner, will not be permitted to enter into a related person transaction with us without the consent of our Audit Committee, another independent committee of our Board of Directors or the full Board of Directors. Any request for us to enter into a transaction with any of the foregoing parties in which the amount involved exceeds $120,000 and in which the related party will have a direct or indirect material interest will be required to be presented to our Audit Committee for review, consideration and approval. All of our directors and executive officers are be required to report to our Audit Committee any such related person transaction. In approving or rejecting the proposed transaction, our Audit Committee will review all relevant information available, including the terms of the transaction, and consider the following factors: whether the transaction was undertaken in the ordinary course of business, which party initiated such transaction, whether such transaction would be entered into on terms no less favorable to us than terms generally available to an unaffiliated third party, the purpose of the transaction and the potential benefits to us, the approximate dollar value involved (particularly as it relates to the related party), the related party's interest in the such transaction and any other information that would be material to investors. If we should discover related person transactions that have not been approved, our Audit Committee will be notified and will determine the appropriate action, including ratification, rescission or amendment of the transaction.

Related-Party Transactions
Lease Agreements
The Bank had a sublease agreement with Seligman & Associates (“S&A”) for office space, plus related expenses, in Southfield, MI at an annual rent amount of $21,271. The Bank also reimbursed S&A for usage of the S&A Bloomberg terminal and other miscellaneous expenses. This sublease was terminated on July 23, 2020.
The Bank leased 7,560 square feet of warehouse space from S&A at 1630 Thorncroft Drive in Troy, MI at an annual base rent of $40,296. In addition to the lease amount, the Bank reimbursed S&A for a proportionate share of certain expenses, such as property tax, utilities, snow removal and lawn care. The Bank directly reimbursed S&A for long-distance telephone carrier access. This lease was terminated on December 31, 2020.
The Bank leases office space from Transamerica Pyramid Properties, LLC in San Francisco under a lease agreement dated August 26, 2016. In turn, the Bank subleases 75% of that space to Pioneer Realty, a subsidiary of S&A, at an annual base rent amount of $267,626.
During 2020, the Bank also had subleased storage space at 545 Sansome Street in San Francisco to Pioneer Realty for an annual base rent amount of $3,000. The sublease was terminated on July 23, 2020.
Charitable Donations
From time to time, the Company had made charitable donations to the Seligman Family Foundation, including $375,000 in 2020. Ms. Seligman and Mr. Meltzer are members of the Board of Trustees of the Seligman Family Foundation. Such donations ceased as of June 2020.
Data Processing
During 2020, the Bank provided monthly data processing and programming services to entities controlled by the Company’s controlling shareholders. The Company provided written notice to terminate its data processing and programming services arrangement on July 23, 2020. Aggregate fees for such services amounted to $79,000 during 2020.
Other Family Relationships
See “Corporate Governance—Family Relationships.”

PROPOSAL NO. 2: ADVISORY, NON-BINDING VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS FOR 2020
This proposal provides our shareholders with an opportunity to approve, on an advisory, non-binding basis, the compensation of our named executive officers named in the “Summary Compensation Table” of this Proxy Statement, as such compensation is described in the Compensation Discussion and Analysis section, the compensation tables and the related disclosure contained in this Proxy Statement (a “Say on Pay” vote). The “Summary Compensation Table” provides a snapshot of the compensation paid or granted to our named executive officers for the fiscal year ending December 31, 2020.
The Say on Pay vote is an advisory, non-binding vote, which means that it will not bind the Company or our Board of Directors. We cannot predict what actions the Board of Directors will take, if any, in response to this vote. We believe that the complex interplay between performance, risk management, succession planning and compensation should not require material changes based solely on the results of a “for or against” vote. Due to its broad nature, the outcome of a Say on Pay vote does not convey nuanced information about the shareholders’ views regarding the compensation of individual executives, the different elements of our compensation program or the choices our Compensation Committee makes during a year. This does not mean that a Say on Pay vote is without value, however.
We believe that open lines of communication among the Board of Directors, executive management, and our shareholders serve as the foundation for good corporate governance and responsible stewardship. The Board of Directors recognizes the importance of aligning executive compensation with shareholder interests in light of the risks and economic conditions faced by the Company. This vote may assist us in our ongoing engagement and outreach efforts, as we continue to serve our core constituencies of shareholders, customers, employees and communities.
The Board of Directors believes that the compensation arrangements for its named executive officers are aligned with the Company’s long-term performance and with shareholders’ interests.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE FOLLOWING ADVISORY RESOLUTION:

“RESOLVED, that the Company’s shareholders approve, on an advisory, non-binding basis, the compensation paid to the Company’s named executive officers for the fiscal year ending December 31, 2020, as disclosed in this Proxy Statement pursuant to Item  402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

PROPOSAL NO. 3: ADVISORY, NON-BINDING VOTE RECOMMENDING THE FREQUENCY
OF THE ADVISORY, NON-BINDING VOTE ON THE COMPENSATION OF OUR NAMED
EXECUTIVE OFFICERS
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, not less than once every six years, a public company is required to hold a nonbinding, advisory shareholder vote on the frequency of Say on Pay votes on the Company’s executive compensation policies. Although the Company is exempt from this requirement due to its status as an emerging growth company, the Company is nonetheless electing to hold an advisory, non-binding Say on Pay vote at this Annual Meeting (Proposal No. 2). In addition, the Company is seeking an advisory shareholder vote on the frequency of such advisory shareholder Say on Pay votes. Such advisory shareholder vote (an advisory, non-binding “Say When on Pay” vote) shall determine whether the advisory, non-binding shareholder vote on the compensation of our named executive officers that is the subject of Proposal No. 2 should occur every year, every two years or every three years.
The Board of Directors welcomes the views of shareholders on executive compensation matters. The Board of Directors believes that more frequent input from shareholders is relevant to Compensation Committee and Board of Directors deliberations and decisions on executive compensation. In addition, the Board of Directors believes that a vote every year will allow shareholders the means to express their views on the appropriateness of the Company’s compensation of its named executive officers. Accordingly, the Board of Directors recommends that shareholders vote in favor of the Company holding an advisory shareholder Say on Pay vote every year.
The vote on this proposal will not be binding on the Board of Directors and may not be construed as overruling a decision by the Board of Directors or creating or implying any change to the fiduciary duties of the Board of Directors related to executive compensation.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE IN FAVOR OF HOLDING AN ADVISORY, NON-BINDING SHAREHOLDER VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS EVERY YEAR

PROPOSAL NO. 4: RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Crowe LLP as independent auditors for the Company for the fiscal year ending December 31, 2021. The services provided to the Company and its subsidiaries by Crowe LLP for 2020 and 2019 are described below, under the caption “Independent Public Accountant Fees and Services.”
The affirmative vote of a majority of the votes cast by the holders of shares entitled to vote, with one vote, in person or by written proxy, for each share entitled to vote, is required for ratification of the appointment of Crowe LLP as our independent registered public accounting firm for 2021. Shares withheld or otherwise not voted with respect to the ratification of the appointment of Crowe LLP (because of abstention, broker non-vote or otherwise) will not be counted as votes cast and will have no effect on the vote on such proposal.
Although the vote on Proposal No. 4 is not binding on the Company, the Audit Committee will take your vote on this proposal into consideration when selecting our independent registered public accounting firm in the future.
Independent Public Accountant Fees and Services
The following table summarizes fees billed for professional services rendered by Crowe LLP, the Company’s independent auditors for the years ended December 31, 2020 and 2019:
	2020	2019
Audit fees(1)	$728,825	$1,258,750
Audit-related fees	—	—
Tax fees(2)	64,787	19,040
All other fees(3)	—	565
Total fees	$793,612	$1,278,355
(1)
Consists of fees billed for professional services performed by Crowe LLP for its audit of the Company’s annual financial statements and services that are normally provided in connection with regulatory filings or engagements. Additional billings for the 2020 audit are probable.

(2)	Tax fees are for the filing of federal and state tax returns.
(3)	All other fees include advisory services.
The Audit Committee is required to review and pre-approve both audit and non-audit services to be provided by the independent auditor (other than with respect to de minimis exceptions permitted by the Sarbanes-Oxley Act of 2002). During 2020, all services provided by Crowe LLP were pre-approved by the Audit Committee. To the extent required by Nasdaq rules or any other applicable legal or regulatory requirements, approval of non-audit services must be disclosed to investors in periodic reports required by Section 13(a) of the Exchange Act. There was no change of the Company’s independent public accountants during 2020 or 2019.
Representatives of Crowe LLP will attend the Annual Meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to answer appropriate questions from our shareholders.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THIS PROPOSAL

AUDIT COMMITTEE REPORT
The Audit Committee has reviewed and discussed the Company’s audited financial statements with management.
As described more fully in its charter, the purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s financial reporting and internal control functions and the Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm, currently Crowe LLP, and our internal audit team. Crowe LLP is responsible for performing an independent audit of the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (U.S.) (“PCAOB”) and for expressing their opinions thereon.
In 2020, among other matters, the Audit Committee:
•	Reviewed and discussed with management and Crowe LLP the Company’s audited financial statements.
•	Reviewed and discussed with management and Crowe LLP the matters required to be discussed by Statement of Auditing Standards No. 61, as amended, as adopted by the PCAOB in Rule 3200T.
•
Received the written disclosures and the letter from Crowe LLP required by the applicable requirements of the PCAOB regarding Crowe LLP’s communications with the Audit Committee concerning independence, and discussed with Crowe LLP its independence with respect to the Company.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC on March 26, 2021.
The Audit Committee

Steven Gallotta
Benjamin Wineman
Lyle Wolberg

BENEFICIAL OWNERSHIP OF COMMON STOCK
The following table sets forth information as of March 29, 2021 regarding the beneficial ownership of our common stock by:
•	each shareholder known by us to beneficially own more than 5% of our outstanding common stock;
•	each of our directors and named executive officers; and
•	all of our directors and executive officers as a group.
We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities, or has the right to acquire such powers within 60 days. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each person identified in the table has sole voting and investment power over all of the shares shown opposite such person’s name.
Except as otherwise specified below, the address for each listed shareholder is: c/o Sterling Bancorp, Inc., One Towne Square, Suite 1900, Southfield, Michigan 48076.
	Common Stock Owned
Name and Address of Beneficial Owner	Number of Shares	Percent(1)
5% Shareholders:
K.I.S.S. Dynasty Trust No. 9(2)(3) c/o The First National Bank in Sioux Falls 100 South Phillips Avenue, Sioux Falls, SD 57104	12,107,732	24%
Erwin A. Rubenstein(3) 255 East Brown Street, Suite 320, Birmingham, MI 48009	12,107,732	24%
Michael Shawn(4) 7300 Biscayne Boulevard, Suite 200, Miami FL 33138	8,981,041	18%
Harry S. Stern(5) 220 Montgomery Street, 15th Floor, San Francisco, CA 94104	8,101,536	16%
K.I.S.S. Dynasty Trust No. 5(4) c/o The First National Bank in Sioux Falls 100 South Phillips Avenue, Sioux Falls, SD 57104	7,507,318	15%
Scott J. Seligman 1993 Long Term Irrevocable Dynasty Trust(2)(4)(6) c/o The First National Bank in Sioux Falls 100 South Phillips Avenue, Sioux Falls, SD 57104	5,743,579	11%
Scott J. Seligman(7)	3,641,401	7%
T. Rowe Price Associates, Inc.(8) 100 E. Pratt Street, Baltimore, MD 21202	2,755,996	6%
FJ Capital Management LLC(6) 1313 Dolley Madison Blvd, Ste 306, McLean, VA 22101	2,501,503	5%
Martin Friedman(9) 1313 Dolley Madison Blvd, Ste 306, McLean, VA 22101	2,501,503	5%
Directors:
Peggy Daitch(10)	864	*
Tracey Dedrick(10)	—	—
Steven Gallotta(10)	—	—
Denny Kim(10)	—	—
Seth Meltzer(11)	1,490,180	3%
Thomas M. O’Brien(12)	100,000	*
Sandra Seligman(13)	—	—
Benjamin Wineman(10)(14)	17,100	*
Lyle Wolberg(10)(14)(15)	7,571	*
Named Executive Officers (Non-Directors):
Stephen Huber(16)	7,284	*
Colleen Kimmel (17)	5,726	*
Thomas Lopp(18)	7,000	*

	Common Stock Owned
Name and Address of Beneficial Owner	Number of Shares	Percent(1)
Christine Meredith(19)	2,347	*
Peter Sinatra(20)	29,415	*
All directors and executive officers as a group (14 persons total)(21)	1,667,487	3%
*	Less than 1%.
(1)
Based on 49,981,861 shares of the Company’s common stock issued and outstanding as of March 29, 2021, plus the 105,374 shares which our directors and executive officers in the aggregate have the right to acquire within sixty (60) days of March 29, 2021.

(2)	Mr. Seligman disclaims beneficial ownership of the shares held by the trust except to the extent of his pecuniary interest, if any, therein.
(3)
Based on a Schedule 13G filed by Erwin Rubenstein and the K.I.S.S. Dynasty Trust No. 9 on February 16, 2021, Mr. Rubenstein, as trustee of the K.I.S.S. Dynasty Trust No. 9, had sole voting and dispositive power over 12,107,732 shares of common stock of the Company beneficially owned by the K.I.S.S. Dynasty Trust No. 9. Mr. Rubenstein disclaims beneficial ownership of the shares owned by the K.I.S.S. Dynasty Trust No. 9.

(4)
Based on a Schedule 13D filed by Michael Shawn on September 4, 2020, effective August 19, 2020, Mr. Shawn was appointed as trustee of the K.I.S.S. Dynasty Trust No. 5 and the Sandra Seligman 1993 Long Term Irrevocable Trust, which hold 7,507,318 and 1,473,723 shares of common stock, respectively, and Mr. Shawn, in his capacity as trustee, now has sole voting and dispositive power over an aggregate of 8,981,041 shares of common stock of the Company. Mr. Shawn disclaims beneficial ownership of the shares held by the K.I.S.S. Dynasty Trust No. 5 and the Sandra Seligman 1993 Long Term Irrevocable Trust. Mr. Meltzer and Rachel Seligman Lowy, acting by unanimous consent, may remove the trustee of each of those trusts and replace him with a new trustee that meets certain independence requirements. Mr. Meltzer and Ms. Lowy disclaim beneficial ownership of the shares held by those trusts.

(5)
Based on a Schedule 13G filed by Harry S. Stern on February 18, 2021, effective November 18, 2020, Mr. Stern was appointed as trustee of the Scott J. Seligman 1993 Long Term Irrevocable Dynasty Trust and the Scott J. Seligman 1993 Irrevocable Dynasty Trust, which hold 5,743,579 and 2,357,957 shares of common stock, respectively, and Mr. Stern, in his capacity as trustee, now has sole voting and dispositive power over an aggregate of 8,101,536 shares of common stock of the Company. Mr. Stern disclaims beneficial ownership of such shares of common stock.

(6)
Based on a Schedule 13G filed by Financial Opportunity Fund LLC, Financial Opportunity Long/Short Fund LLC, FJ Capital Management LLC and Martin Friedman on February 10, 2021, consists of 2,106,308 shares of common stock of the Company held by Financial Opportunity Fund LLC and 114,029 shares of common stock of the Company held by Financial Opportunity Long/Short Fund LLC, of which FJ Capital Management LLC is the managing member, and 281,166 shares of common stock of the Company held by managed accounts that FJ Capital Management manages. FJ Capital Management LLC disclaims beneficial ownership as to the shares.

(7)
Based on a Schedule 13G filed by the Scott J. Seligman Revocable Living Trust on March 2, 2021, consists of shares held by the trust, over which Scott. J. Seligman, former vice president of the Company and founder of the Bank, holds sole voting and dispositive power.

(8)
Based on a Schedule 13G/A filed by T. Rowe Price Associates, Inc. on February 16, 2021, T. Rowe Price Associates, Inc. has sole voting power over 612,027 shares of common stock and sole dispositive power over 2,755,996 shares of common stock.

(9)
Martin Friedman is the Managing Member of FJ Capital Management LLC. Mr. Friedman has sole voting power over 2,501,503 shares of common stock of the Company. Mr. Friedman disclaims beneficial ownership as to the shares owned by FJ Capital Management LLC.

(10)
For each independent director, excludes 7,500 shares which are awards of restricted stock pursuant to the Sterling Bancorp, Inc. 2020 Omnibus Equity Incentive Plan. These awards have not yet vested, do not carry any voting or dividend rights until vested, but are considered issued and outstanding.

(11)
Consists of (i) 1,483,180 shares of common stock of the Company that are held by The Seth Seligman Meltzer Revocable Living Trust, (ii) 5,000 shares of common stock held directly by Mr. Meltzer, (iii) 1,000 shares of common stock indirectly held by Mr. Meltzer’s wife, and (iv) 1,000 shares of common stock indirectly held by Mr. Meltzer’s sons. Excludes 7,507,318 shares of common stock held by the K.I.S.S. Dynasty Trust No. 5 and 1,473,723 shares held by the Sandra Seligman 1993 Long Term Irrevocable Trust. Mr. Meltzer and Rachel Seligman Lowy, acting by unanimous consent, may remove the trustee of each of those trusts and replace him with a new trustee that meets certain independence requirements. Mr. Meltzer and Ms. Lowy disclaim beneficial ownership of the shares held by those trusts.

(12)
Mr. O’Brien holds an option to buy 300,000 shares of common stock of the Company with an expiration date of June 5, 2030, of which options to buy 100,000 shares vested on January 1, 2021. Mr. O’Brien is also obligated to purchase from the Company an additional 300,000 shares of common stock of the Company by May 31, 2021 under the Stock Purchase Agreement. See “Executive Compensation—Employment Arrangements—Thomas M. O’Brien.”

(13)
Excludes 7,507,318 shares of common stock held by the K.I.S.S. Dynasty Trust No. 5 and 1,473,723 shares held by the Sandra Seligman 1993 Long Term Irrevocable Trust, for which, in each case, Ms. Seligman is the grantor, but has no voting or dispositive power over the shares held in such trust. Ms. Seligman disclaims beneficial ownership of the shares held by the K.I.S.S. Dynasty Trust No. 5 and the Sandra Seligman 1993 Long Term Irrevocable Trust, except to the extent of her pecuniary interest, if any, therein.

(14)	Includes 4,479 shares of restricted stock awards that have vested.
(15)	Includes 1,000 shares of common stock of the Company that are held by the Lyle M. Wolberg Revocable Living Trust.
(16)
Mr. Huber holds an option to buy 9,028 shares of common stock of the Company with an expiration date of March 2, 2030, of which 3,009 options have vested; an option to buy 3,894 shares of common stock of the Company with an expiration date of March 1, 2029, of which none have vested; and an option to buy 2,300 shares of common stock of the Company with an expiration date of March 21, 2028, of which 1,150 options have vested. Mr. Huber also holds 3,125 shares of restricted stock awards that have vested and 9,122 shares of restricted stock awards that have not vested, do not carry any voting or dividend rights until vested, but are considered issued and outstanding.

(17)
Ms. Kimmel holds an option to buy 3,150 shares of common stock of the Company with an expiration date of March 21, 2028, of which 1,575 options have vested. Ms. Kimmel also holds 4,151 shares of restricted stock awards that have vested and 12,145 shares of restricted stock awards that have not vested, do not carry any voting or dividend rights until vested, but are considered issued and outstanding.

(18)	Based on the most recent Form 4 filed by Mr. Lopp. Upon his resignation, Mr. Lopp forfeited all of his respective restricted stock, and his unexercised stock options are no longer outstanding.
(19)
Ms. Meredith holds 2,347 shares of restricted stock awards that have vested and 4,695 shares of restricted stock awards that have not vested, do not carry any voting or dividend rights until vested, but are considered issued and outstanding.

(20)	Upon his resignation, Mr. Sinatra forfeited all of his respective restricted stock, and his unexercised stock options are no longer outstanding.
(21)
The directors and executive officers in the aggregate hold vested options to buy 105,374 shares of common stock of the Company. No additional options are scheduled to vest within sixty (60) days of March 29, 2021.

SHAREHOLDER PROPOSALS FOR THE 2022 ANNUAL MEETING
Deadline for Shareholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials
To be considered for inclusion in the Company’s proxy statement and form of proxy relating to the annual meeting of shareholders to be held in 2022, a shareholder proposal, including a recommendation of a director nominee, must be received by the General Counsel and Corporate Secretary of the Company, One Towne Square, Suite 1900, Southfield, Michigan 48076 no later than December 14, 2021, pursuant to the proxy solicitation regulations of the SEC. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy card for such meeting any shareholder proposal that does not meet the requirements of the SEC then in effect. Any such proposal will be subject to 17 C.F.R. § 240.14a-8 of the rules and regulations promulgated by the SEC under the Exchange Act.
Deadline for Shareholder Proposals and Director Nominations to be Brought Before the 2022 Annual Meeting
In order to be considered at any meeting, a shareholder proposal, including for the nomination of directors, must (i) comply with the requirements in the Company’s Articles of Incorporation and Bylaws as to form and content and (ii) must be received by the Company not less than one hundred twenty (120) days nor more than one hundred eighty (180) days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within twenty (20) days before or after such anniversary date, such notice by the shareholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting is mailed or transmitted electronically, or public disclosure of the date of the annual meeting is made, whichever first occurs. All shareholder proposals must comply with all requirements of Rule 14a-8 promulgated by the SEC under the Exchange Act.

OTHER MATTERS
The Board of Directors is not aware of any matter to be presented for action at the Annual Meeting, other than the matters set forth herein. If any other business should properly come before the meeting, all properly executed proxies received will be voted regarding the matter as directed by the Board.
The proxy solicitation is being made by the Company and the cost of soliciting proxies will be borne by the Company. If requested, the Company will reimburse banks, brokerage houses and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy materials to beneficial owners of the Company’s common stock. In addition to solicitation by mail, officers and other employees of the Company and its subsidiaries may solicit proxies by telephone, facsimile or in person, without compensation other than their regular compensation.
The Company may elect to send a single copy of its 2020 Annual Report and this proxy statement to any household at which two or more shareholders reside, unless one of the shareholders at such address notifies the Company that he or she desires to receive individual copies. This “householding” practice reduces the Company’s printing and postage costs. Shareholders may request to discontinue or re-start householding, or to request a separate copy of the 2020 Annual Report or this proxy statement, as follows:
•	Shareholders owning common stock through a bank, broker or other holder of record should contact such record holder directly; and
•
Shareholders of record should contact the Company at (248) 355-2400 or at Shareholder Relations, Sterling Bancorp, Inc., One Towne Square, Suite 1900, Southfield, MI 48076. The Company will promptly deliver such materials upon request.

Your cooperation in giving this matter your immediate attention and in voting your shares by proxy promptly will be appreciated.
THE COMPANY’S ANNUAL REPORT ON FORM 10-K FILED WITH THE SEC AND THE COMPANY’S PROXY STATEMENT ARE ALSO AVAILABLE AT INVESTORS.STERLINGBANK.COM AND WILL BE PROVIDED FREE TO SHAREHOLDERS UPON WRITTEN REQUEST. TO REQUEST A COPY, WRITE TO SHAREHOLDER RELATIONS DEPARTMENT, STERLING BANCORP, INC., ONE TOWNE SQUARE, SUITE 1900, SOUTHFIELD, MICHIGAN 48076.
It is important that your proxy be submitted promptly in order to ensure your representation at the Annual Meeting. You may vote your shares electronically via the Internet, by using the telephone, or if you prefer the paper copy, you may submit your proxy by completing, signing and dating the proxy card as promptly as possible and returning it in the accompanying envelope (to which no postage need be affixed if mailed in the United States). Please refer to the section entitled “Voting via the Internet, Telephone or by Mail” on page 1 for a description of voting methods. If your shares are held by a bank, brokerage firm or other nominee that holds shares on your behalf and you have not given that nominee instructions on how to vote your shares, your nominee may be prohibited from voting uninstructed shares on a discretionary basis for Proposal Nos. 1, 2 and 3 at the Annual Meeting. We strongly encourage you to vote or, if applicable, provide your nominee with instructions on how to vote your shares.
LOCATION OF STERLING BANCORP 2021
ANNUAL MEETING OF SHAREHOLDERS
Thursday, May 27, 2021, at 1:00 p.m., Eastern Time
www.virtualshareholdermeeting.com/SBT2021

Sterling
Bancorp, Inc.

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 26, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SBT2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 26, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D48516-P50477

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STERLING BANCORP, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Peggy Daitch
02) Tracey Dedrick
03) Lyle Wolberg

The Board of Directors recommends you vote FOR proposals 2 and 4 and EVERY YEAR for proposal 3:

	For	Against	Abstain
2. Advisory, non-binding vote to approve compensation of named executive officers for 2020.	☐	☐	☐

	Every Year	2 Years	3 Years	Abstain
3. Advisory, non-binding vote recommending the frequency of the advisory, non-binding vote on compensation of named executive officers.	☐	☐	☐	☐

	For	Against	Abstain
4. Ratification of the appointment of Crowe LLP as Sterling Bancorp, Inc.'s independent registered public accounting firm.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

D48517-P50477

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

STERLING BANCORP, INC.
ANNUAL MEETING OF SHAREHOLDERS
May 27, 2021

The shareholder(s) hereby appoint(s) Andrew White and Colleen Kimmel, or either of them, with full power of substitution, as proxies, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Sterling Bancorp, Inc. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 1:00 p.m., Eastern Time on Thursday, May 27, 2021, to be held online at www.virtualshareholdermeeting.com/SBT2021, and any adjournment or postponement thereof. The shareholder(s) revoke any proxy previously given to vote at such meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES LISTED ON THE REVERSE SIDE, FOR PROPOSALS 2 AND 4 AND EVERY YEAR FOR PROPOSAL 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE